Exhibit 99.4
Part II

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Partners
Sunoco LP
We have audited the accompanying consolidated balance sheets of Sunoco LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive (loss) income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunoco LP and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Partnership’s internal control over financial reporting as of December 31, 2016, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2017 (not separately included herein) expressed an unqualified opinion thereon.
We draw attention to Note 5 to the consolidated financial statements, which describes the retrospective adjustments to the consolidated financial statements for discontinued operations.

/s/ GRANT THORNTON LLP
Dallas, Texas
February 24, 2017 (except for the discontinued operations discussed in Note 5 and the effects thereof, as to which the date is October 2, 2017)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Sunoco LP and
Unitholders of Sunoco LP

We have audited the accompanying consolidated statements of operations and comprehensive income (loss), partners ' equity, and cash flows of Sunoco LP (formerly Susser Petroleum Partners LP) for the periods from September 1, 2014 through December 31, 2014 and January 1, 2014 through August 31, 2014. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sunoco Retail, a wholly-owned subsidiary, primarily included in the income from discontinued operations, which statements reflected total revenues constituting 2%, in the period from September 1, 2014 through December 31, 2014 of the related consolidated totals and reflect 5% of the income from discontinued operations. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sunoco Retail, is based solely on the report of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Sunoco LP for the periods from September 1, 2014 through December 31, 2014 and January 1, 2014 through August 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Antonio, Texas
October 2, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Sunoco GP LLC
We have audited the combined balance sheet of the Sunoco Retail Businesses (as defined in Note 1) as of December 31, 2014, and the related combined statements of operations, equity, and cash flows for the period from September 1, 2014 through December 31, 2014 (not presented herein). These financial statements are the responsibility of the Sunoco Retail Businesses’ management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Sunoco Retail Businesses’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Sunoco Retail Businesses’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Sunoco Retail Businesses as of December 31, 2014, and the results of their operations and their cash flows for the period from September 1, 2014 through December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.
We draw attention to Note 4 to the combined financial statements, which describes the retrospective adjustments to the combined financial statements for discontinued operations.
/s/ GRANT THORNTON LLP
Dallas, Texas
July 15, 2016 (except for the discontinued operations discussed in Note 4 and the effects thereof, as to which the date is October 2, 2017)

SUNOCO LP
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$99	$48
Advances to affiliates	—	366
Accounts receivable, net	539	308
Receivables from affiliates	3	8
Inventories, net	385	296
Other current assets	72	36
Assets held for sale	291	206
Total current assets	1,389	1,268
Property and equipment, net	1,188	1,256
Other assets:
Goodwill	1,050	1,123
Intangible assets, net	752	725
Other noncurrent assets	64	29
Assets held for sale	4,258	4,441
Total assets	$8,701	$8,842
Liabilities and equity
Current liabilities:
Accounts payable	$616	$434
Accounts payable to affiliates	109	15
Advances from affiliates	87	—
Accrued expenses and other current liabilities	372	308
Current maturities of long-term debt	5	5
Total current liabilities	1,189	762
Revolving line of credit	1,000	450
Long-term debt, net	3,509	1,503
Deferred tax liability	643	694
Other noncurrent liabilities	96	103
Liabilities associated with assets held for sale	68	67
Total liabilities	6,505	3,579
Commitments and contingencies (Note 14)
Equity:
Limited partners:
Common unitholders - public (52,430,220 units issued and outstanding as of December 31, 2016 and 49,588,960 units issued and outstanding as of December 31, 2015)	1,467	1,769
Common unitholders - affiliated (45,750,826 units issued and outstanding as of December 31, 2016 and 37,776,746 units issued and outstanding as of December 31, 2015)	729	1,276
Class A unitholders - held by subsidiary (no units issued and outstanding as of December 31, 2016 and 11,018,744 units issued and outstanding as of December 31, 2015)	—	—
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of December 31, 2016 and no units issued and outstanding as of December 31, 2015)	—	—
Total partners' capital	2,196	3,045
Predecessor equity	—	2,218
Total equity	2,196	5,263
Total liabilities and equity	$8,701	$8,842
 The accompanying notes are an integral part of these consolidated financial statements.

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Successor			Predecessor
	Year Ended December 31, 2016	Year Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(dollars in millions, except unit and per unit amounts)
Revenues:
Retail motor fuel	$137	$152	$8	$—
Wholesale motor fuel sales to third parties	7,812	10,104	4,235	1,275
Wholesale motor fuel sales to affiliates	62	20	—	2,200
Merchandise	67	56	2	—
Rental income	87	81	25	12
Other	131	125	21	5
Total revenues	8,296	10,538	4,291	3,492
Cost of sales:
Retail motor fuel cost of sales	120	117	5	—
Wholesale motor fuel cost of sales	7,278	9,740	4,214	3,429
Merchandise cost of sales	47	40	2	—
Other	14	5	(7)	2
Total cost of sales	7,459	9,902	4,214	3,431
Gross profit	837	636	77	61
Operating expenses:
General and administrative	155	126	36	17
Other operating	182	179	59	5
Rent	48	44	12	1
Loss (gain) on disposal of assets and impairment charge	155	1	—	—
Depreciation, amortization and accretion	126	103	31	10
Total operating expenses	666	453	138	33
Operating income (loss)	171	183	(61)	28
Interest expense, net	160	66	10	5
Income (loss) from continuing operations before income taxes	11	117	(71)	23
Income tax expense (benefit)	(62)	4	48	—
Income (loss) from continuing operations	73	113	(119)	23
Income (loss) from discontinued operations, net of income taxes	(479)	81	66	—
Net income (loss) and comprehensive income (loss)	(406)	194	(53)	23
Less: Net income and comprehensive income attributable to noncontrolling interest	—	4	1	—
Less: Preacquisition income (loss) allocated to general partner	—	103	(88)	—
Net income (loss) and comprehensive income (loss) attributable to partners	(406)	87	34	23

	Successor			Predecessor
	Year Ended December 31, 2016	Year Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(dollars in millions, except unit and per unit amounts)
Net income (loss) per limited partner unit - basic and diluted:
Continuing operations - common units	$(0.14)	$0.07	$(1.50)	$1.02
Discontinued operations - common units	(5.12)	1.04	2.35	—
Net income (loss) - common units	$(5.26)	$1.11	$0.85	$1.02

Continuing operations - subordinated units	$—	$0.22	$(1.50)	$1.02
Discontinued operations - subordinated units	—	1.18	2.35	—
Net income (loss) - subordinated units	$—	$1.40	$0.85	$1.02

Weighted average limited partner units outstanding:
Common units - public (basic)	49,785,543	24,550,388	20,493,065	10,944,309
Common units - public (diluted)	49,813,848	24,572,126	20,499,447	10,969,437
Common units - affiliated (basic and diluted)	43,789,987	15,703,525	79,308	79,308
Subordinated units - affiliated (basic and diluted)	—	10,010,333	10,939,436	10,939,436

Cash distribution per unit	$3.29	$2.89	$1.15	$1.02
The accompanying notes are an integral part of these consolidated financial statements.

SUNOCO LP
CONSOLIDATED STATEMENTS OF EQUITY
(in millions)

	Common Units-Public	Common Units-Affiliated	Subordinated Units-Affiliated	Predecessor Equity	Noncontrolling Interest	Total Equity
Predecessor:
Balance at December 31, 2013	$210	$1	$(132)	$—	$—	$79
Cash distributions to unitholders	(16)	—	(17)	—	—	(33)
Unit-based compensation	2	—	3	—	—	5
Partnership net income	11	—	12	—	—	23
Balance at August 31, 2014	207	1	(134)	—	—	74

Successor:
Allocation of ETP merger "push down"	253	3	366	—	—	622
Equity offering, net	405	—	—	—	—	405
Contribution of MACS from ETP	—	591	—	—	(7)	584
Cash distribution to ETP for MACS	—	(566)	—	—	—	(566)
Cash distributions to unitholders	(10)	(2)	(6)	—	—	(18)
Elimination of intercompany investments	—	(4)	(128)	112	—	(20)
Predecessor equity - Sunoco LLC	—	—	—	1,027	—	1,027
Predecessor equity - Susser, net	—	—	(109)	1,903	—	1,794
Predecessor equity - Sunoco Retail	—	—	—	2,136	—	2,136
Predecessor equity - Sunoco Retail contributions from ETP	—	—	—	22	—	22
Unit-based compensation	1	—	—	—	—	1
Partnership net income (loss)	19	4	11	(88)	1	(53)
Balance at December 31, 2014	875	27	—	5,112	(6)	6,008
Contribution of Sunoco LLC from ETP	—	—	—	(775)	—	(775)
Contribution of Susser from ETP	—	—	—	(967)	—	(967)
Contribution of assets between entities under common control above historic cost	—	1	60	(1,069)	—	(1,008)
Cancellation of promissory note with ETP	—	255	—	—	—	255
Cash distribution to ETP	—	(25)	—	(179)	—	(204)
Cash distribution to unitholders	(61)	(51)	(8)	—	—	(120)
Equity issued to ETP	—	1,008	—	—	—	1,008
Public equity offering, net	899	—	—	—	—	899
Subordinated unit conversion	—	60	(60)	—	—	—
Unit-based compensation	4	4	—	—	—	8
Other	(1)	(29)	—	(7)	2	(35)
Partnership net income	53	26	8	103	4	194
Balance at December 31, 2015	1,769	1,276	—	2,218	—	5,263
Contribution of Sunoco Retail & Sunoco LLC from ETP	—	—	—	(2,200)	—	(2,200)
Equity issued to ETP	—	194	—	—	—	194
Equity issued to ETE, net of issuance costs	—	61	—	—	—	61
Equity issued under ATM issuance, net	71	—	—	—	—	71
Contribution of assets between entities under common control above historic cost	—	(374)	—	(18)	—	(392)
Cash distribution to unitholders	(164)	(222)	—	—	—	(386)
Cash distribution to ETP	—	(50)	—	—	—	(50)
Unit-based compensation	7	6	—	—	—	13
Other	(1)	29	—	—	—	28
Partnership net loss	(215)	(191)	—	—	—	(406)
Balance at December 31, 2016	$1,467	$729	$—	$—	$—	$2,196
 The accompanying notes are an integral part of these consolidated financial statements.

SUNOCO LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Successor			Predecessor
	Year Ended December 31, 2016	Year Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
Cash flows from operating activities:
Net income (loss)	$(406)	$194	$(53)	$23
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities:
(Income) loss from discontinued operations	479	(81)	(66)	—
Depreciation, amortization and accretion	126	103	31	10
Amortization of deferred financing fees	11	4	2	—
Loss (gain) on disposal of assets and impairment charge	155	1	—	—
Non-cash unit based compensation expense	13	8	1	5
Deferred income tax	(55)	15	65	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(215)	(4)	310	(4)
Accounts receivable from affiliates	5	(11)	1	(23)
Inventories	(74)	24	97	(11)
Other assets	(66)	26	76	(1)
Accounts payable	265	46	(368)	31
Accounts payable to affiliates	94	(42)	(16)	—
Accrued liabilities	56	(33)	20	2
Other noncurrent liabilities	25	25	(6)	1
Net cash provided by continuing operating activities	413	275	94	33
Cash flows from investing activities:
Capital expenditures	(67)	(126)	(142)	(89)
Purchase of intangible assets	(50)	(61)	(13)	(4)
Redemption of marketable securities	—	—	—	26
Acquisition of MACS	—	—	(337)	—
Acquisition of Aloha, net of cash acquired	—	—	(237)	—
Acquisition of Sunoco LLC	—	(775)	—	—
Acquisition from Alta East	—	(57)	—	—
Acquisition of VIE assets	—	(54)	—	—
Acquisition of Emerge fuels business, net of cash acquired	(171)	—	—	—
Other acquisitions	—	(8)	—	—
Proceeds from disposal of property and equipment	9	4	9	—
Net cash used in investing activities	(279)	(1,077)	(720)	(67)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,835	1,400	—	—
Payments on long-term debt	(808)	(242)	(82)	(26)
Revolver borrowings	2,811	1,471	1,137	565
Revolver repayments	(2,261)	(1,449)	(699)	(477)
Loan origination costs	(30)	(22)	(8)	—
Advances from (to) affiliates	255	221	(117)	—
Equity issued to ETE, net of issuance costs	61	—	—	—
Proceeds from issuance of common units, net of offering costs	71	899	405	—
Distributions to ETP	(50)	(204)	(8)	—
Other cash from financing activities, net	3	(1)	—	—
Distributions to unitholders	(386)	(120)	(10)	(33)
Net cash provided by financing activities	2,501	1,953	618	29
Cash flows from discontinued operations:
Operating activities	146	162	226	—
Investing activities	(2,735)	(1,377)	(232)	—
Changes in cash included in current assets held for sale	5	(14)	(1)	—
Net increase (decrease) in cash and cash equivalents of discontinued operations	(2,584)	(1,229)	(7)	—
Net increase (decrease) in cash	51	(78)	(15)	(5)
Cash and cash equivalents at beginning of period	48	126	141	8
Cash and cash equivalents at end of period	$99	$48	$126	$3

	Successor			Predecessor
	Year Ended December 31, 2016	Year Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(in millions)
Supplemental disclosure of non-cash investing activities:
“Push down” accounting from ETP merger	$—	$—	$624	$—
Non-cash (distribution) contribution	$—	$(7)	$22	$—

Supplemental disclosure of non-cash financing activities:
Cancellation of promissory note with ETP	$—	$255	$—	$—
Increase in partners' equity related to ETP Merger	$—	$—	$622	$—
Equity issued to ETP and ETE	$255	$1,008	$212	$—

Supplemental disclosure of cash flow information:
Interest paid	$141	$60	$8	$5
Income taxes paid (refunded), net	$(30)	$51	$2	$—

 The accompanying notes are an integral part of these consolidated financial statements.

SUNOCO LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Principles of Consolidation
The Partnership was formed in June 2012 by Susser Holdings Corporation (“Susser”) and its wholly owned subsidiary, Sunoco GP LLC (formerly known as Susser Petroleum Partners GP LLC), our general partner (“General Partner”). On September 25, 2012, we completed our initial public offering (“IPO”) of 10,925,000 common units representing limited partner interests.
On April 27, 2014, Susser entered into an Agreement and Plan of Merger with Energy Transfer Partners, L.P. (“ETP”) and certain other related entities, under which ETP acquired the outstanding common shares of Susser (the “ETP Merger”). The ETP Merger was completed on August 29, 2014. By acquiring Susser, ETP acquired 100% of the non-economic general partner interest and incentive distribution rights (“IDRs”) in the Partnership, which have subsequently been distributed to Energy Transfer Equity, L.P. (“ETE”). As a result of the ETP Merger, we became a consolidated entity of ETP and applied “push down” accounting that required our assets and liabilities to be adjusted to fair value as of August 29, 2014, the date of the merger. Due to the application of “push down” accounting, our consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the ETP Merger are identified as “Predecessor” and the periods after the ETP Merger are identified as “Successor”. For accounting purposes, management has designated the ETP Merger date as August 31, 2014, as the operating results and change in financial position for the intervening period are not material.
Effective October 27, 2014, the Partnership changed its name from Susser Petroleum Partners LP (NYSE: SUSP) to Sunoco LP (“SUN,” NYSE: SUN). This change aligned the Partnership’s legal and marketing name with that of ETP’s iconic brand, Sunoco. As used in this document, the terms “Partnership,” “SUN,” “we,” “us,” and “our” should be understood to refer to Sunoco LP and our consolidated subsidiaries, unless the context clearly indicates otherwise.
The consolidated financial statements are composed of Sunoco LP, a publicly traded Delaware limited partnership, our majority-owned subsidiaries, and variable interest entities (“VIE”s) in which we were the primary beneficiary (through December 23, 2015). We distribute motor fuels across more than 30 states throughout the East Coast, Midwest, and Southeast regions of the United States from Maine to Florida and from Florida to New Mexico, as well as Hawaii. We also operate convenience retail stores across more than 20 states, primarily in Texas, Pennsylvania, New York, Virginia, Florida, and Hawaii.
On October 1, 2014, we acquired 100% of the membership interest of Mid-Atlantic Convenience Stores, LLC (“MACS”). On April 1, 2015, we acquired a 31.58% membership interest and 50.1% voting interest in Sunoco, LLC (“Sunoco LLC”). On July 31, 2015, we acquired 100% of the issued and outstanding shares of capital stock of Susser. Finally, on March 31, 2016 (effective January 1, 2016), we acquired the remaining 68.42% membership interest and 49.9% voting interest in Sunoco LLC as well as 100% of the membership interest in Sunoco Retail LLC (“Sunoco Retail”).
Results of operations for the MACS, Sunoco LLC, Susser, and Sunoco Retail acquisitions, deemed transactions between entities under common control, have been included in our consolidated results of operations since September 1, 2014, the date of common control. See Note 3 for further information.
We operate our business as two segments, which are primarily engaged in wholesale fuel distribution and retail fuel and merchandise sales, respectively. On April 6, 2017, certain subsidiaries of the Partnership (collectively, the “Sellers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with 7-Eleven, Inc., a Texas corporation (“7-Eleven”) and SEI Fuel Services, Inc., a Texas corporation and wholly-owned subsidiary of 7-Eleven (“SEI Fuel,” and, together with 7-Eleven, referred to herein collectively as “Buyers”). With the assistance of a third-party brokerage firm, we have begun marketing efforts with respect to approximately 208 sites under the Stripes brand (“Stripes Sites”) located in certain West Texas, Oklahoma and New Mexico markets, which were not included in the 7-Eleven Purchase Agreement.  The assets to be sold under the Purchase Agreement together with the 208 Stripes Sites comprise the retail divestment being presented as discontinued operations (“Retail Divestment”). The results of the Retail Divestment have been reported as discontinued operations for all periods presented in the consolidated financial statements. See Note 5 for more information related to the Purchase Agreement, the marketing efforts and the discontinued operations. All other footnotes present results of the continuing operations.
Our primary operations are conducted by the following consolidated subsidiaries:
Wholesale Subsidiaries

•
Susser Petroleum Operating Company LLC (“SPOC”), a Delaware limited liability company, distributes motor fuel, propane and lubricating oils to Stripes’ retail locations, consignment locations, and third party customers in Texas, New Mexico, Oklahoma, Louisiana and Kansas.

•
Sunoco LLC, a Delaware limited liability company, primarily distributes motor fuel in more than 26 states throughout the East Coast, Midwest and Southeast regions of the United States. Sunoco LLC also processes transmix and distributes refined product through its terminals in Alabama and the Greater Dallas, TX metroplex.

•	Southside Oil, LLC, a Virginia limited liability company, distributes motor fuel, primarily in Georgia, Maryland, New York, Tennessee, and Virginia.

•	Aloha Petroleum LLC, a Delaware limited liability company, distributes motor fuel and operates terminal facilities on the Hawaiian Islands.
Retail Subsidiaries (Also see Note 5)

•	Susser Petroleum Property Company LLC (“PropCo”), a Delaware limited liability company, primarily owns and leases convenience store properties.

•	Susser, a Delaware corporation, sells motor fuel and merchandise in Texas, New Mexico, and Oklahoma through Stripes-branded convenience stores.

•	Sunoco Retail, a Pennsylvania limited liability company, owns and operates convenience stores that sell motor fuel and merchandise primarily in Pennsylvania, New York, and Florida.

•	MACS Retail LLC, a Virginia limited liability company, owns and operates convenience stores, in Virginia, Maryland, and Tennessee.

•	Aloha Petroleum, Ltd. (“Aloha”), a Hawaii corporation, owns and operates convenience stores on the Hawaiian Islands.
All significant intercompany accounts and transactions have been eliminated in consolidation.
Certain items have been reclassified for presentation purposes to conform to the accounting policies of the consolidated entity. These reclassifications had no impact on gross margin, income from operations, net income and comprehensive income, or the balance sheets or statements of cash flows.

2.	Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value Measurements
The Partnership uses fair value measurements to measure, among other items, purchased assets and investments, leases, and derivative contracts. Fair value measurements are also used to assess impairment of properties, equipment, intangible assets, and goodwill.
Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.
Segment Reporting
Beginning with the acquisition of MACS in 2014, we operate our business in two primary operating segments, wholesale and retail, both of which are included as reportable segments. Our retail segment operates convenience stores selling a variety of merchandise, food items, services, and motor fuel. Our wholesale segment sells motor fuel to our retail segment and external customers.
Acquisition Accounting
Acquisitions of assets or entities that include inputs and processes and have the ability to create outputs are accounted for as business combinations. A purchase price is recorded for tangible and intangible assets acquired and liabilities assumed based on their fair value. The excess of fair value of consideration conveyed over fair value of net assets acquired is recorded as goodwill. The Consolidated Statements of Operations and Comprehensive Income for the periods presented include the results of operations for each acquisition from their respective dates of acquisition.

Acquisitions of entities under common control are accounted for similar to a pooling of interests, in which the acquired assets and assumed liabilities are recognized at their historic carrying values. The results of operations of affiliated businesses acquired are reflected in the Partnership’s consolidated results of operations beginning on the date of common control.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.
Sunoco LLC and Sunoco Retail have treasury services agreements with Sunoco, Inc. (R&M), an indirect wholly-owned subsidiary of ETP. Pursuant to these agreements, Sunoco LLC and Sunoco Retail participate in Sunoco, Inc. (R&M)’s centralized cash management program. Under this program, all cash receipts and cash disbursements are processed, together with those of Sunoco, Inc. (R&M), through Sunoco, Inc. (R&M)’s cash accounts with a corresponding credit or charge to the advances to/from affiliates account. The net balance of Sunoco LLC and Sunoco Retail is reflected in either “Advances to affiliates” or “Advances from affiliates” on the Consolidated Balance Sheets.
Accounts Receivable
The majority of trade receivables are from wholesale fuel customers or from credit card companies related to retail credit card transactions. Wholesale customer credit is extended based on an evaluation of the customer’s financial condition. Receivables are recorded at face value, without interest or discount. The Partnership provides an allowance for doubtful accounts based on historical experience and on a specific identification basis. Credit losses are recorded against the allowance when accounts are deemed uncollectible.
Receivables from affiliates rise from increased fuel sales and other miscellaneous transactions with non-consolidated affiliates. These receivables are recorded at face value, without interest or discount.
Inventories
Fuel inventories are stated at the lower of cost or market. Beginning September 2014, fuel inventory cost is determined using the last-in-first-out (“LIFO”) method. Under this methodology, the cost of fuel sold consists of actual acquisition costs, which includes transportation and storage costs. Such costs are adjusted to reflect increases or decreases in inventory quantities which are valued based on changes in LIFO inventory layers.
Merchandise inventories are stated at the lower of average cost, as determined by the retail inventory method, or market. We record an allowance for shortages and obsolescence relating to merchandising inventory based on historical trends and any known changes. Shipping and handling costs are included in the cost of merchandise inventories.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were $22 million, $22 million and $3 million for the years ended December 31, 2016 and 2015, and the Successor period September 1, 2014 through December 31, 2014, respectively. Advertising costs were $5 million for the Predecessor period January 1, 2014 through August 31, 2014.
Property and Equipment
Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the useful lives of assets, estimated to be forty years for buildings, three to fifteen years for equipment and thirty years for storage tanks. Assets under capital leases are depreciated over the life of the corresponding lease.
Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured, or the estimated useful lives, which approximate twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred.
Long-Lived Assets and Assets Held for Sale
Long-lived assets are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If such indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded within loss (gain) on disposal of assets and impairment charge in the Consolidated Statements of Operations and Comprehensive (Loss) Income for amounts necessary to reduce the corresponding carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and discount rates that reflect the risk inherent in future cash flows.
Properties that have been closed and other excess real property are recorded as assets held and used, and are written down to the lower of cost or estimated net realizable value at the time we close such stores or determine that these properties are in excess and intend to offer them for sale. We estimate the net realizable value based on our experience in utilizing or disposing of similar assets and on estimates provided by our own and third-party real estate experts. Although we have not experienced significant changes in our estimate of net realizable value, changes in real estate markets could significantly impact the net values realized from the sale of assets. When we have determined that an asset is more likely than not to be sold in the next twelve months, that asset is classified as assets held for sale and included in other current assets. As of December 31, 2016 and 2015, we had $4.5 billion and $4.6 billion classified as assets held for sale, respectively.
Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess of consideration paid over fair value of net assets acquired. Goodwill and intangible assets acquired in a purchase business combination are recorded at fair value as of the date acquired. Acquired intangible assets determined to have an indefinite useful life are not amortized, but are instead tested for impairment at least annually, or more frequently if events and circumstances indicate that the asset might be impaired. The annual impairment test of goodwill and indefinite lived intangible assets is performed as of the first day of the fourth quarter of each fiscal year.
The Partnership uses qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit exceeds its carrying amount, including goodwill. Some of the qualitative factors considered in applying this test include consideration of macroeconomic conditions, industry and market conditions, cost factors affecting the business, overall financial performance of the business, and performance of the unit price of the Partnership.
If qualitative factors are not deemed sufficient to conclude that the fair value of the reporting unit more likely than not exceeds its carrying value, then a two-step approach is applied in making an evaluation. Step one utilizes multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis). The computations require management to make significant estimates and assumptions, including, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital, and earnings growth assumptions. A discounted cash flow analysis requires management to make various assumptions about future sales, operating margins, capital expenditures, working capital, and growth rates.
If, after assessing the totality of events or circumstances in step one, management determines that it is more likely than not that the fair value of the reporting unit is greater than its carrying amount then performing step two test is unnecessary.
However, if the estimated fair value of the reporting unit is less than its carrying value, a second step is performed to compute the impairment amount by determining an “implied fair value” of goodwill. Determination of “implied fair value” requires management to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Unallocated fair value, if any, represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the “implied fair value” is less than the carrying value, an impairment charge is recorded.
Indefinite-lived intangible assets are composed of certain tradenames, contractual rights, and liquor licenses which are not amortized but are evaluated for impairment annually or more frequently if events or changes occur that suggest an impairment in carrying value, such as a significant adverse change in the business climate. Indefinite-lived intangible assets are evaluated for impairment by comparing each asset's fair value to its book value. Management first determines qualitatively whether it is more likely than not that an indefinite-lived asset is impaired. If management concludes that it is more likely than not that an indefinite-lived asset is impaired, then its fair value is determined by using the discounted cash flow model based on future revenues estimated to be derived in the use of the asset.
Other Intangible Assets
Other finite-lived intangible assets consist of supply agreements, customer relations, favorable lease arrangements, non-competes, and loan origination costs. Separable intangible assets that are not determined to have an indefinite life are amortized over their useful lives and assessed for impairment only if and when circumstances warrant. Determination of an intangible asset's fair value and estimated useful life are based on an analysis of pertinent factors including (1) the use of widely-accepted valuation approaches, such as the income approach or the cost approach, (2) the expected use of the asset by the Partnership, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension period that would cause substantial costs or modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and remaining useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust its amortization period to reflect a new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.
Customer relations and supply agreements are amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to twenty years. Favorable lease arrangements are amortized on a straight-line basis over the remaining lease terms. Non-competition agreements are amortized over the terms of the respective agreements, and loan origination costs are amortized over the life of the underlying debt as an increase to interest expense.
Asset Retirement Obligations
The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank. We record a discounted liability for the future fair value of an asset retirement obligation along with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We then depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for tank removal on our prior experience with removals. We review assumptions for computing the estimated liability for tank removal on an annual basis. Any change in estimated cash flows are reflected as an adjustment to both the liability and the associated asset.
Environmental Liabilities
Environmental expenditures related to existing conditions, resulting from past or current operations, and from which no current or future benefit is discernible, are expensed. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. We determine and establish a liability on a site-by-site basis when it is probable and can be reasonably estimated. A related receivable is recorded for estimable and probable reimbursements.
Revenue Recognition
Revenues from our two primary product categories, motor fuel and merchandise, are recognized either at the time fuel is delivered to the customer or at the time of sale. Shipment and delivery of motor fuel generally occurs on the same day. The Partnership charges wholesale customers for third-party transportation costs, which are recorded net in cost of sales. Through PropCo, our wholly-owned corporate subsidiary, we may sell motor fuel to customers on a consignment basis, in which we retain title to inventory, control access to and sale of fuel inventory, and recognize revenue at the time the fuel is sold to the ultimate customer. In our wholesale segment, we derive other income from rental income, propane and lubricating oils, and other ancillary product and service offerings. In our retail segment, we derive other income from lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, movie rentals, and other ancillary product and service offerings. We record revenue from other retail transactions on a net commission basis when a product is sold and/or services are rendered.
Rental Income
Rental income from operating leases is recognized on a straight line basis over the term of the lease.
Cost of Sales
We include in cost of sales all costs incurred to acquire fuel and merchandise, including the costs of purchasing, storing, and transporting inventory prior to delivery to our customers. Items are removed from inventory and are included in cost of sales based on the retail inventory method for merchandise and the LIFO method for motor fuel. Cost of sales does not include depreciation of property, plant, and equipment as amounts attributed to cost of sales would not be significant. Depreciation is separately classified in the Consolidated Statements of Operations and Comprehensive (Loss) Income.
Motor Fuel and Sales Taxes
Certain motor fuel and sales taxes are collected from customers and remitted to governmental agencies either directly by the Partnership or through suppliers. The Partnership’s accounting policy for wholesale direct sales to dealers, distributors and commercial customers is to exclude the collected motor fuel tax from sales and cost of sales.
For retail locations where the Partnership holds inventory, including consignment arrangements, motor fuel sales and motor fuel cost of sales include motor fuel taxes. Such amounts were $119 million, $106 million, $27 million, and $10 million, for the years ended December 31, 2016 and 2015, the Successor period September 1, 2014 through December 31, 2014 and the Predecessor period January 1, 2014 through August 31, 2014, respectively. Merchandise sales and cost of merchandise sales are reported net of sales tax in the Consolidated Statements of Operations and Comprehensive Income.

Deferred Branding Incentives
We receive payments for branding incentives related to fuel supply contracts. Unearned branding incentives are deferred and amortized on a straight line basis over the term of the agreement as a credit to cost of sales.
Lease Accounting
The Partnership leases a portion of its properties under non-cancelable operating leases, whose initial terms are typically five to fifteen years, with options permitting renewal for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease, including renewal periods that are reasonably assured at the inception of the lease. The Partnership is typically responsible for payment of real estate taxes, maintenance expenses, and insurance. The Partnership also leases certain vehicles, and such leases are typically less than five years.
Fair Value of Financial Instruments
Cash, accounts receivable, certain other current assets, marketable securities, accounts payable, accrued expenses, and certain other current liabilities are reflected in the Consolidated Balance Sheets at fair value.
Earnings Per Unit
In addition to common and subordinated units, we have identified IDRs as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). Net income per unit applicable to limited partners (including common and subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting any incentive distributions, by the weighted-average number of outstanding common and subordinated units.
Stock and Unit-based Compensation
Certain employees supporting operations prior to the ETP Merger were granted long-term incentive compensation awards under the Susser stock-based compensation programs, which primarily consisted of stock options and restricted common stock. Prior to the ETP Merger, these costs were allocated to us and are included in general and administrative expenses.
In connection with our IPO, our General Partner adopted the Susser Petroleum Partners LP 2012 Long-Term Incentive Plan (the “LTIP Plan,” or “Sunoco LP Plan”), under which various types of awards may be granted to employees, consultants, and directors of our General Partner who provide services for us. On August 29, 2014, effective with the ETP Merger, all then outstanding unvested awards became fully vested. Subsequent to the ETP Merger, there have been additional grants issued under the LTIP Plan as well as allocated compensation expenses from ETP, which are recognized over the vesting period based on the grant-date fair value. The grant-date fair value is determined based on the market price of our common units on the grant date. We amortize the grant-date fair value of these awards over their vesting period using the straight-line method. Expenses related to unit-based compensation are included in general and administrative expenses.
Income Taxes
The Partnership is a publicly traded limited partnership and is not taxable for federal and most state income tax purposes. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and most state purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to Unitholders as a result of differences between the tax basis and financial basis of assets and liabilities, differences between the tax accounting and financial accounting treatment of certain items, and due to allocation requirements related to taxable income under our Partnership Agreement.
As a publicly traded limited partnership, we are subject to a statutory requirement that our “qualifying income” (as defined by the Internal Revenue Code, related Treasury Regulations, and IRS pronouncements) exceed 90% of our total gross income, determined on a calendar year basis. If our qualifying income were not to meet this statutory requirement, the Partnership would be taxed as a corporation for federal and state income tax purposes. For the years ended December 31, 2016, 2015, and 2014, our qualifying income met the statutory requirement.
The Partnership conducts certain activities through corporate subsidiaries which are subject to federal, state and local income taxes. These corporate subsidiaries include PropCo, Susser, and Aloha. The Partnership and its corporate subsidiaries account for income taxes under the asset and liability method.

Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.
The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.
In November 2015, new federal partnership audit procedures were signed into law which are effective for tax years beginning after December 31, 2017. Under the new procedures, a partnership would be responsible for paying the imputed underpayment of tax resulting from audit adjustments in the adjustment year even though partnerships are “pass through entities”. However, as an alternative to paying the imputed underpayment of tax at the partnership level, a partnership may elect to provide audit adjustment information to the reviewed year partners, whom in turn would be responsible for paying the imputed underpayment of tax in the adjustment year. The Partnership is currently evaluating the impact, if any, this legislation has on our income taxes policies.
Recently Issued Accounting Pronouncements
FASB ASU No. 2014-09. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
In August 2015, the FASB deferred the effective date of ASU 2014-09, which is now effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period.  The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catchup transition method).  The Partnership expects to adopt ASU 2014-09 in the first quarter of 2018 and will apply the cumulative catch-up transition method.
We are in the process of evaluating our revenue contracts by segment and fee type to determine the potential impact of adopting the new standards.  At this point in our evaluation process, we have determined that the timing and/or amount of revenue that we recognize on certain contracts will be impacted by the adoption of the new standard; however, we are still in the process of quantifying these impacts and cannot say whether or not they would be material to our financial statements. In addition, we are in the process of implementing appropriate changes to our business processes, systems and controls to support recognition and disclosure under the new standard. We continue to monitor additional authoritative or interpretive guidance related to the new standard as it becomes available, as well as comparing our conclusions on specific interpretative issues to other peers in our industry, to the extent that such information is available to us.
FASB ASU No. 2016-02. In February 2016, the FASB issued Accounting Standards Update No. 2016-02 “Leases (Topic 842)” which amends the FASB Accounting Standards Codification and creates Topic 842, Leases. This Topic requires Balance Sheet recognition of lease assets and lease liabilities for leases classified as operating leases under previous GAAP, excluding short-term leases of 12 months or less. This ASU is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the effect that the updated standard will have on our consolidated balance sheets and related disclosures.
We are in the process of evaluating our lease contracts to determine the potential impact of adopting the new standards.  At this point in our evaluation process, we have determined that the timing and/or amount of lease assets and lease liabilities that we recognize on certain contracts will be impacted by the adoption of the new standard; however, we are still in the process of quantifying these impacts and cannot say whether or not they would be material to our financial statements. In addition, we are in the process of implementing appropriate changes to our business processes, systems and controls to support recognition and disclosure under the new standard. We continue to monitor additional authoritative or interpretive guidance related to the new standard as it becomes available, as well as comparing our conclusions on specific interpretative issues to other peers in our industry, to the extent that such information is available to us.

FASB ASU No. 2016-15. In August 2016, the FASB issued ASU No. 2016-15 “Statement of Cash Flows (Topic 230)” which institutes a number of modifications to presentation and classification of certain cash receipts and cash payments in the statement of cash flows. These modifications include (a) debt prepayment or debt extinguishment costs, (b) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, (c) contingent consideration payments made after a business combination, (d) proceeds received from the settlement of insurance claims, (e) proceeds from the settlement of corporate-owned life insurance policies, (f) distributions received from equity method investees, (g) beneficial interest obtained in a securitization of financial assets, (h) separately identifiable cash flows and application of the predominance principle. This ASU is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. We are currently evaluating the effect that the updated standard will have on our consolidated statements of cash flows and related disclosures.
FASB ASU No. 2016-16. In October 2016, the FASB issued Accounting Standards Update No. 2016-16, Income Taxes (Topic 740): Intra-entity Transfers of Assets Other Than Inventory (“ASU 2016-16”), which requires that entities recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The amendments in this update do not change GAAP for the pre-tax effects of an intra-entity asset transfer under Topic 810, Consolidation, or for an intra-entity transfer of inventory. ASU 2016-16 is effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted. The Partnership is currently evaluating the impact that adoption of this standard will have on the consolidated financial statements and related disclosures.
FASB ASU No. 2017-04. In January 2017, the FASB issued ASU No. 2017-04 “Intangibles-Goodwill and other (Topic 350): Simplifying the test for goodwill impairment”. The amendments in this update remove the second step of the two-step test currently required by Topic 350. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This ASU is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Partnership adopted this ASU on April 1, 2017, which had no impact on the consolidated financial statements at the time of adoption.

3.	Mergers and Acquisitions
ETP Merger
As a result of the ETP Merger, we became a consolidated entity of ETP and applied “push down” accounting that required our assets and liabilities to be adjusted to fair value as of August 29, 2014, the date of the merger. Due to the application of “push down” accounting, our consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the ETP Merger are identified as “Predecessor” and the period after the ETP Merger is identified as “Successor”. For accounting purposes, management has designated the ETP Merger date as August 31, 2014, as the operating results and change in financial position for the intervening period is not material.
Management, with the assistance of a third party valuation firm, has determined the fair value of our assets and liabilities as of August 31, 2014. We determined the value of goodwill by giving consideration to the following qualitative factors:

•	synergies created from a reduction in workforce;

•	synergies created through increased fuel purchasing advantages, merchandising and improved “buying power” reflecting economies of scale; and

•
the consideration of the highest and best use of the assets through discussion amongst the management group, the qualitative characteristics of the assets acquired, observations from past transactions within the industry regarding the use of assets subsequent to the respective acquisitions, and senior management’s future plans for the assets acquired and the related forecasts.

Our identifiable intangible assets consist primarily of dealer relationships, the fair value of which were determined by applying a discounted cash flow approach which was adjusted for customer attrition assumptions and projected market conditions. The amount of goodwill recorded represents the excess of our enterprise value over the fair value of our assets and liabilities.

The following table summarizes the final “push down” accounting allocation to our assets and liabilities as of the date presented (in millions):

August 31, 2014
Current assets	$171
Property and equipment	273
Goodwill	590
Intangible assets	70
Other noncurrent assets	1
Current liabilities	(154)
Other noncurrent liabilities	(255)
Net assets	$696
Goodwill acquired in connection with the ETP merger is non-deductible for tax purposes.
Acquisitions
MACS Acquisition
On October 1, 2014, we acquired 100% of the membership interests of MACS from ETP for a total consideration of approximately $768 million, subject to certain working capital adjustments (the “MACS acquisition”). The consideration paid consisted of 3,983,540 newly issued common units representing limited partnership interests in the Partnership and $566 million in cash. We initially financed the cash portion of the MACS acquisition by utilizing availability under the 2014 Revolver (as defined in Note 11). A portion of the 2014 Revolver borrowing was repaid during the fourth quarter of 2014, using cash from proceeds of an equity offering. MACS has been determined to be the primary beneficiary of certain VIEs, and therefore the Partnership consolidates these VIEs.
The assets owned by MACS include approximately 100 company-operated retail convenience stores and 200 dealer-operated and consignment sites that were previously acquired by ETP. The combined portfolio includes locations in Virginia, Maryland, Tennessee and Georgia. The acquisition was accounted for as a transaction between entities under common control. Specifically, the Partnership recognized the acquired assets and assumed liabilities at their respective carrying values and no additional goodwill was created. The Partnership’s results of operations include MACS’ results of operations beginning September 1, 2014, the date of common control. As a result, the Partnership retrospectively adjusted its financial statements to include the balances and operations of MACS from August 31, 2014.
Included in our Successor results of operations for the period September 1, 2014 through December 31, 2014 is $509 million and $32 million of revenue and net income, respectively, related to the acquisition of MACS.
The following table summarizes the recording of the assets and liabilities at their respective carrying values as of the date presented (in millions):

August 31, 2014
Current assets	$97
Property and equipment	464
Goodwill	119
Intangible assets	91
Other noncurrent assets	48
Current liabilities	(45)
Other noncurrent liabilities	(187)
Net assets	587
Net deemed contribution	(21)
Cash acquired	(61)
Total cash consideration, net of cash acquired	$505
Goodwill acquired in connection with the MACS acquisition is deductible for tax purposes.

Aloha Acquisition
On December 16, 2014, we acquired 100% of the stock of Aloha, the largest independent gasoline marketer and one of the largest convenience store operators in Hawaii, with an extensive wholesale fuel distribution network and 6 fuel storage terminals on the islands (the “Aloha acquisition”). The adjusted purchase price for Aloha was approximately $267 million in cash, subject to a post-closing earn-out we have estimated at $18 million, and certain post-closing adjustments, and before transaction costs and other expenses totaling $3 million. As of December 31, 2016, we have recorded on our consolidated balance sheet under other non-current liabilities $15 million in remaining contingent consideration, which we based on the internal evaluation of the earnings level that Aloha is expected to achieve during the earnout period of December 16, 2014 through December 31, 2022. Approximately $14 million of the cash consideration was placed in an escrow account to satisfy indemnification obligations of the seller and certain environmental claims, pursuant to the terms of the purchase agreement. Included in our Successor results of operations for the period December 16, 2014 through December 31, 2014 is $25 million and $1 million of revenue and net income, respectively, related to the acquisition of Aloha.
Management, with the assistance of a third party valuation firm, determined the fair value of the assets and liabilities at the date of the Aloha acquisition. We determined the value of goodwill by giving consideration to the following qualitative factors:

•	synergies created through increased fuel purchasing advantages, merchandising and improved “buying power” reflecting economies of scale;

•	strategic advantages of Aloha due to its particular assets;

•	Aloha’s history;

•	the nature of Aloha’s products and services and its competitive position in the marketplaces; and

•	Aloha’s competitors in the geographically isolated market.
As a result of the finalization of the purchase price allocation during 2015, an adjustment of $49 million was made to reduce the amount of goodwill related to the Aloha acquisition and increase property and equipment and intangible assets offset by an increase in deferred tax liability.
The following table summarizes the final allocation of the assets and liabilities as of the date presented (in millions):

December 16, 2014
Current assets	$67
Property and equipment	128
Goodwill	106
Intangible assets	74
Other noncurrent assets	1
Current liabilities	(20)
Other noncurrent liabilities	(71)
Total consideration	285
Cash acquired	(31)
Contingent consideration	(18)
Total cash consideration, net of cash acquired and contingent consideration	$236
Goodwill acquired in connection with the Aloha acquisition is non-deductible for tax purposes.
Sunoco LLC and Sunoco Retail LLC Acquisitions
On April 1, 2015, we acquired a 31.58% membership interest and 50.1% voting interest in Sunoco LLC from ETP Retail Holdings, LLC (“ETP Retail”), an indirect wholly-owned subsidiary of ETP, for total consideration of $775 million in cash (the “Sunoco Cash Consideration”) and 795,482 common units representing limited partner interests in the Partnership, pursuant to a Contribution Agreement dated March 23, 2015, among the Partnership, ETP Retail and ETP (the “Sunoco LLC Contribution Agreement”). The Sunoco Cash Consideration was financed through issuance by the Partnership and its wholly owned subsidiary, Sunoco Finance Corp. (“SUN Finance”), of 6.375% Senior Notes due 2023 on April 1, 2015. The common units issued to ETP Retail were issued and sold in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Sunoco LLC Contribution Agreement, ETP guaranteed all of the obligations of ETP Retail.

On November 15, 2015, we entered into a Contribution Agreement (the “ETP Dropdown Contribution Agreement”) with Sunoco LLC, Sunoco, Inc., ETP Retail, our General Partner and ETP. Pursuant to the terms of the ETP Dropdown Contribution Agreement, we agreed to acquire from ETP Retail, effective January 1, 2016, (a) 100% of the issued and outstanding membership interests of Sunoco Retail, an entity that was formed by Sunoco, Inc. (R&M), an indirect wholly owned subsidiary of Sunoco, Inc., prior to the closing of the ETP Dropdown Contribution Agreement, and (b) 68.42% of the issued and outstanding membership interests of Sunoco LLC (the “ETP Dropdown”). Pursuant to the terms of the ETP Dropdown Contribution Agreement, ETP agreed to guarantee all of the obligations of ETP Retail.
Immediately prior to the closing of the ETP Dropdown, Sunoco Retail owned all of the retail assets previously owned by Sunoco, Inc. (R&M), an ethanol plant located in Fulton, NY, 100% of the issued and outstanding membership interests in Sunmarks, LLC, and all the retail assets previously owned by Atlantic Refining & Marketing Corp., a wholly owned subsidiary of Sunoco, Inc.
Subject to the terms and conditions of the ETP Dropdown Contribution Agreement, at the closing of the ETP Dropdown, we paid to ETP Retail $2.2 billion in cash on March 31, 2016, which included working capital adjustments, and issued to ETP Retail 5,710,922 common units representing limited partner interests in the Partnership (the “ETP Dropdown Unit Consideration”). The ETP Dropdown was funded with borrowings under a term loan agreement. The ETP Dropdown Unit Consideration was issued in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act.
The acquisitions of Sunoco LLC and Sunoco Retail were accounted for as transactions between entities under common control. Specifically, the Partnership recognized the acquired assets and assumed liabilities at their respective carrying values with no goodwill created. The Partnership’s results of operations include Sunoco LLC’s and Sunoco Retail’s results of operations beginning September 1, 2014, the date of common control. As a result, the Partnership retrospectively adjusted its financial statements to include the balances and operations of Sunoco LLC and Sunoco Retail from August 31, 2014. Accordingly, the Partnership retrospectively adjusted its consolidated statement of operations and comprehensive income to include $2.4 billion of Sunoco LLC revenues and $25 million of net income for the three months ended March 31, 2015, $1.5 billion of Sunoco Retail revenues and $11 million of net income for the twelve months ended December 31, 2015 as well as $5.5 billion of Sunoco LLC and Sunoco Retail revenues and $73 million of net loss for the Successor period from September 1, 2014 through December 31, 2014. The equity of Sunoco LLC and Sunoco Retail prior to the respective acquisitions is presented as predecessor equity in our consolidated financial statements.
The following table summarizes the final recording of assets and liabilities at their respective carrying values as of August 31, 2014 (in millions):

	Sunoco LLC	Sunoco Retail	Total
Current assets	$1,107	$329	$1,436
Property and equipment	384	710	1,094
Goodwill	—	1,289	1,289
Intangible assets	182	294	476
Other noncurrent assets	2	—	2
Current liabilities	(641)	(146)	(787)
Other noncurrent liabilities	(7)	(340)	(347)
Net assets	$1,027	$2,136	$3,163
Net deemed contribution			(188)
Cash acquired			(24)
Total cash consideration, net of cash acquired (1)			$2,951
________________________________

(1)	Total cash consideration, net of cash acquired, includes $775 million paid on April 1, 2015 and $2.2 billion paid on March 31, 2016.
Goodwill acquired in connection with the Sunoco LLC and Sunoco Retail LLC acquisitions is non-deductible for tax purposes.
Susser Acquisition
On July 31, 2015, we acquired 100% of the issued and outstanding shares of capital stock of Susser from Heritage Holdings, Inc., a wholly owned subsidiary of ETP (“HHI”), and ETP Holdco Corporation, a wholly owned subsidiary of ETP (“ETP Holdco” and together with HHI, the “Contributors”), for total consideration of approximately $967 million in cash (the “Susser Cash Consideration”), subject to certain post-closing working capital adjustments, and issued to the Contributors 21,978,980 Class B Units representing limited partner interests of the Partnership (“Class B Units”) (the “Susser Acquisition”). The Class B Units were identical to the common units in all respects, except such Class B Units were not entitled to distributions payable with respect to the second quarter of 2015. The Class B Units converted, on a one-for-one basis, into common units on August 19, 2015.
Pursuant to the terms of the Contribution Agreement dated as of July 14, 2015 among Susser, HHI, ETP Holdco, our General Partner, and ETP (the “Susser Contribution Agreement”), (i) Susser caused its wholly owned subsidiary to exchange its 79,308 common units for 79,308 Class A Units representing limited partner interests in the Partnership (“Class A Units”) and (ii) the 10,939,436 subordinated units held by wholly owned subsidiaries of Susser were converted into 10,939,436 Class A Units. The Class A Units were entitled to receive distributions on a pro rata basis with the common units, except that the Class A Units (a) did not share in distributions of cash to the extent such cash was derived from or attributable to any distribution received by the Partnership from PropCo, the Partnership’s indirect wholly owned subsidiary, the proceeds of any sale of the membership interests of PropCo, or any interest or principal payments received by the Partnership with respect to indebtedness of PropCo or its subsidiaries and (b) were subordinated to the common units during the subordination period for the subordinated units and were not entitled to receive any distributions until holders of the common units had received the minimum quarterly distribution plus any arrearages in payment of the minimum quarterly distribution from prior quarters.
In addition, the Partnership issued 79,308 common units and 10,939,436 subordinated units to the Contributors (together with the Class B Units, the “Susser Unit Consideration”) to restore the economic benefit of common units and subordinated units held by wholly owned subsidiaries of Susser that were exchanged or converted, as applicable, into Class A Units. The Susser Unit Consideration was issued and sold to the Contributors in private transactions exempt from registration under Section 4(a)(2) of the Securities Act. Pursuant to the terms of the Susser Contribution Agreement, ETP guaranteed all then existing obligations of the Contributors.
The Susser Acquisition was accounted for as a transaction between entities under common control. Specifically, the Partnership recognized acquired assets and assumed liabilities at their respective carrying values with no additional goodwill created. The Partnership’s results of operations include Susser’s results of operations beginning September 1, 2014, the date of common control. As a result, the Partnership retrospectively adjusted its financial statements to include the balances and operations of Susser from August 31, 2014. Accordingly, the Partnership retrospectively adjusted its Consolidated Statement of Operations and Comprehensive Income to include $2.6 billion of Susser revenues and $18 million of net income for the period from January 1, 2015 through July 31, 2015 as well as $742 million of Susser revenues and $15 million of net loss for the Successor period from September 1, 2014 through December 31, 2014. Pre-Susser acquisition equity of Susser is presented as predecessor equity in our consolidated financial statements.
The following table summarizes the final recording of assets and liabilities at their respective carrying values as of the date presented (in millions):

August 31, 2014
Current assets	$217
Property and equipment	984
Goodwill	977
Intangible assets	541
Other noncurrent assets	38
Current liabilities	(246)
Other noncurrent liabilities	(842)
Net assets	1,669
Net deemed contribution	(702)
Cash acquired	(64)
Total cash consideration, net of cash acquired	$903
Goodwill acquired in connection with the Susser acquisition is deductible for tax purposes.

Emerge Fuels Business Acquisition
On August 31, 2016, we acquired the fuels business (the “Fuels Business”) from Emerge Energy Services LP (NYSE: EMES) (“Emerge”) for $171 million, inclusive of working capital and other adjustments, which was funded using amounts available under our revolving credit facility. The Fuels Business includes two transmix processing plants with attached refined product terminals located in the Birmingham, Alabama and the Greater Dallas, TX metroplex and engages in the processing of transmix and the distribution of refined fuels. Combined, the plants can process over 10,000 barrels per day of transmix, and the associated terminals have over 800,000 barrels of storage capacity.
Management, with the assistance of a third party valuation firm, determined the preliminary assessment of fair value of assets and liabilities at the date of the Fuels Business acquisition. We determined the preliminary value of goodwill by giving consideration to the following qualitative factors:

•	synergies created through increased fuel purchasing advantages and integration with our existing wholesale business;

•	strategic advantages of owning transmix processing plants and increasing our terminal capacity; and

•	competitors processing transmix in the geographic region.
Management is reviewing the valuation and confirming the results to determine the final purchase price allocation. As a result, material adjustments to this preliminary allocation may occur in the future.
The following table summarizes the preliminary recording of assets and liabilities at their respective carrying values as of the date presented (in millions):

August 31, 2016
Current assets	$26
Property and equipment	60
Goodwill	78
Intangible assets	23
Current liabilities	(16)
Net assets	171
Cash acquired	—
Total cash consideration, net of cash acquired	$171
Goodwill acquired in connection with the Emerge acquisition is deductible for tax purposes.
Other Acquisitions
On October 12, 2016, we completed the acquisition of convenience store, wholesale motor fuel distribution, and commercial fuels distribution businesses serving East Texas and Louisiana from Denny Oil Company (“Denny”) for approximately $55 million. This acquisition included six company-owned and operated locations, six company-owned and dealer operated locations, wholesale fuel supply contracts for a network of independent dealer-owned and dealer-operated locations, and a commercial fuels business in the Eastern Texas and Louisiana markets. As part of the acquisition, we acquired 13 fee properties, which included the six company operated locations, six dealer operated locations, and a bulk plant and an office facility. This transaction was funded using amounts available under our revolving credit facility with the total purchase consideration allocated to assets acquired based on the preliminary estimate of their respective fair values on the purchase date. Management, with the assistance of a third party valuation firm, is in the process of evaluating the initial purchase price allocation. As a result, material adjustments to this preliminary allocation may occur in the future. The acquisition preliminarily increased goodwill by $1 million.
On June 22, 2016, we acquired 14 convenience stores and the wholesale fuel business in the Austin, Houston, and Waco, Texas markets from Kolkhorst Petroleum Inc. for $39 million. The convenience stores acquired include 5 fee properties and 9 leased properties, all of which are company operated. The Kolkhorst acquisition also included supply contracts with dealer-owned and operated sites. This acquisition was funded using amounts available under our revolving credit facility with the total purchase consideration allocated to assets acquired based on the preliminary estimate of their respective fair values on the purchase date. Management, with the assistance of a third party valuation firm, is reviewing the initial valuation and confirming the results to determine the final purchase price allocation. As a result, material adjustments to this preliminary allocation may occur in the future. The acquisition preliminarily increased goodwill by $19 million.
On June 22, 2016, we acquired 18 convenience stores serving the upstate New York market from Valentine Stores, Inc. (“Valentine”) for $78 million. This acquisition included 19 fee properties (of which 18 are company operated convenience stores and one is a standalone

Tim Hortons), one leased Tim Hortons property, and three raw tracts of land in fee for future store development. This acquisition was funded using amounts available under our revolving credit facility with the total purchase consideration allocated to assets acquired based on the preliminary estimate of their respective fair values on the purchase date. Management, with the assistance of a third party valuation firm, is reviewing the initial valuation and confirming the results to determine the final purchase price allocation. As a result, material adjustments to this preliminary allocation may occur in the future. The acquisition preliminarily increased goodwill by $42 million.
On December 16, 2015, we acquired a wholesale motor fuel distribution business serving the Northeastern United States from Alta East, Inc. (“Alta East”) for approximately $57 million (the “Alta East Acquisition”). This acquisition included 24 fee and 6 leased properties operated by third party dealers or commission agents, and two non-operating surplus locations in fee. The Alta East Acquisition also included supply contracts with the dealer-owned and operated sites. The Alta East Acquisition was funded using amounts available under our revolving credit facility with the total purchase consideration allocated to assets acquired based on the preliminary estimate of their respective fair values at the purchase date. Management, with the assistance of a third party valuation firm, determined the fair value of the assets at the date of acquisition. As a result, the acquisition increased goodwill by $19 million.
Additional acquisitions by the Partnership during 2015 totaled $66 million in consideration paid and preliminarily increased goodwill by $13 million.
The other acquisitions, including Denny, Kolkhorst, Valentine and Alta East, were all assets acquisitions, and any goodwill created from these acquisitions is deductible for tax purposes.
Pro Forma Financial Information
The combined results of our operations and those of Susser, Sunoco LLC, Sunoco Retail, MACS, and Aloha on a pro forma basis, as though all entities had been acquired on January 1, 2014, is revenue of $26.3 billion and net income attributable to partners of $88 million for the twelve months ended December 31, 2014. Pro forma adjustments include purchase accounting adjustments, interest expense, and related tax effects. This pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations that would have been achieved had all acquisitions occurred on January 1, 2014.

4.	Variable Interest Entities
MACS entered into agreements with entities controlled by the Uphoff Unitholders (members of MACS Holdings, LLC, owner of MACS prior to the acquisition by ETP) to lease the property, buildings and improvements of 37 sites that are now operated by the Partnership. Under the terms of the agreement, the Partnership had the right to purchase the underlying assets of 33 of these leases. Because of the variable interest purchase option as well as the terms of the leases, the Partnership was determined to be the primary beneficiary of these VIEs, and therefore we consolidated these entities prior to exercising our right to purchase.
On December 23, 2015 we completed the acquisition of underlying assets at the 33 locations subject to rights of purchase for $54 million, including payment of associated mortgage debt of $44 million. This transaction terminated separate consolidation of the VIEs, with the purchased assets continuing to be included in our consolidated financial statements.

5.	Discontinued Operations
Pursuant to the Purchase Agreement described in Note 1, Sellers have agreed to sell a portfolio of approximately 1,112 company-operated retail outlets in 19 geographic regions, together with ancillary businesses and related assets, including the Laredo Taco Company (collectively, the “Business”), for an aggregate purchase price of $3.3 billion, payable in cash, plus the value of inventory at the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) and the assumption of certain liabilities, excluding environmental liabilities (see Note 14), related to the Business by Buyers. The purchase price is subject to certain adjustments, including (i) those relating to specified items that arise during post-signing due diligence and inspections and (ii) individual properties not ultimately being acquired by Buyers due to the failure to obtain necessary third party consents or waivers or because either Buyers or Sellers exercise their respective rights, under certain circumstances, to cause a specific property to be excluded from the transaction. In addition, both the Partnership and Sunoco LLC have guaranteed Sellers’ obligations under the Purchase Agreement and related ancillary agreements pursuant to a guarantee agreement (the “Guarantee Agreement”) entered into in connection with the Purchase Agreement. In connection with the Closing, Sellers and Buyers and their respective affiliates will enter into a number of ancillary agreements, including a 15-year “take-or-pay” fuel supply agreement between Sunoco LLC and SEI Fuel.
The Closing is expected to occur in the fourth quarter of 2017, and is subject to the satisfaction or waiver of customary closing conditions for a transaction of this type, including the receipt of any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. As a result of the Purchase Agreement and subsequent to closing, previously eliminated wholesale motor fuel sales to the Partnership's retail locations will be reported as wholesale motor fuel sales to third parties. Also, the related accounts receivable from such sales will cease to be eliminated from the consolidated balance sheets and will be reported as accounts receivable.

With the assistance of a third-party brokerage firm, we have begun marketing efforts with respect to approximately 208 Stripes Sites located in certain West Texas, Oklahoma and New Mexico markets, which were not included in the 7-Eleven Purchase Agreement.
On January 18, 2017, with the assistance of a third-party brokerage firm, we launched a portfolio optimization plan to market and sell 97 real estate assets. Real estate assets included in this process are company-owned locations, undeveloped greenfield sites and other excess real estate. Properties are located in Florida, Louisiana, Massachusetts, Michigan, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Texas and Virginia. The properties will be sold through a sealed-bid sale. Of the 97 properties, 16 have been sold and an additional 20 are under contract to be sold. 31 are being sold to 7-Eleven and 9 are being sold in another transaction. The remaining 21 continue to be marketed by the third-party brokerage firm.
The Partnership has concluded that it meets the accounting requirements for reporting the financial position, results of operations and cash flows of the Retail Divestment as discontinued operations.
The following tables present the aggregate carrying amounts of assets and liabilities classified as held for sale in the Consolidated Balance Sheets:

	December 31, 2016	December 31, 2015
	(in millions)
Carrying amount of assets held for sale:
Cash and cash equivalents	$20	$25
Inventories, net	188	171
Other current assets	83	10
Total current assets held for sale	$291	$206

Property and equipment, net	$2,185	$1,899
Goodwill	1,568	1,988
Intangible assets, net	503	535
Other noncurrent assets	2	19
Total noncurrent assets held for sale	$4,258	$4,441

Carrying amount of liabilities associated with assets held for sale:
Other noncurrent liabilities	$68	$67
Total liabilities associated with assets held for sale	$68	$67
During the second quarter of 2017, Sunoco LP announced the sale of a majority of the assets in its retail reporting unit. Sunoco LP’s retail reporting unit includes the retail operations in the continental United States but excludes the retail convenience store operations in Hawaii that comprise the Aloha reporting unit. Upon the classification of assets and related liabilities as held for sale, Sunoco LP’s management applied the measurement guidance in ASC 360, Property, Plant and Equipment, to calculate the fair value less cost to sell of the disposal group. In accordance with ASC 360-10-35-39, management first tested the goodwill included within the disposal group for impairment prior to measuring the disposal group’s fair value less the cost to sell. In the determination of the classification of assets held for sale and the related liabilities, management allocated a portion of the goodwill balance previously included in the Sunoco LP retail reporting unit to assets held for sale based on the relative fair values of the business to be disposed of and the portion of the reporting unit that will be retained in accordance with ASC 350-20-40-3. The amount of goodwill allocated to assets held for sale was approximately $1.6 billion, and the amount of goodwill allocated to the remainder of the retail reporting unit, which is comprised of Sunoco LP’s ethanol plant, credit card processing services and franchise royalties, was approximately $188 million.
Once the retail reporting unit’s goodwill was allocated between assets held for sale and continuing operations, management performed goodwill impairment tests on both reporting units to which the goodwill balances were allocated. No goodwill impairment was identified for the $188 million goodwill balance that remained in the retail reporting unit. The result of the impairment test of the goodwill included within the assets held for sale was an impairment charge of $320 million. The key assumption in the impairment test for the $1.6 billion goodwill balance classified as held for sale was the fair value of the disposal group, which was based on the assumed proceeds from the sale of those assets. The announced purchase and sale agreement includes the majority of the retail sites that have been classified as held for sale; thus, a key assumption in the goodwill impairment test was the assumed sales proceeds (less the related costs to sell) for the remainder of the sites, which represent approximately 15% of the total number of sites. Management is currently marketing the remaining sites for sale and utilized information from that sales process to develop the assumed sales proceeds for those sites. While management believes that the assumed sales proceeds for these remaining held-for-sale sites are reasonable and likely to be obtained in a sale of those sites, an agreement has not been negotiated and therefore the ultimate outcome could be different than the assumption used in the impairment test. Subsequent to the impairment of goodwill included within the assets held for sale, no further impairments of any other assets held for sale were deemed necessary as the remaining carrying value of the disposal group approximated the assumed proceeds from the sale of those assets less the cost to sell.
For goodwill included in the Aloha and Wholesale reporting units, which goodwill balances total $112 million and $732 million, respectively, and which were not classified as held for sale, no impairments were deemed necessary during the second quarter of 2017. Management does not believe that the goodwill associated with either of these reporting units or the remaining goodwill of $188 million within the retail reporting unit is at significant risk of impairment, and the goodwill will continue to be subjected to annual goodwill impairment testing on October 1.
The results of operations associated with all discontinued operations are presented in the following table:

	Successor			Predecessor
	Year Ended December 31, 2016	Year Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(in millions)
Revenues:
Motor fuel sales	$5,124	$5,739	$2,369	$—
Merchandise	2,205	2,122	649	—
Rental income	3	—	—	—
Other	70	61	34	—
Total revenues	7,402	7,922	3,052	—
Cost of sales:
Motor fuel cost of sales	4,513	5,116	2,091	—
Merchandise cost of sales	1,509	1,458	453	—
Other	(2)	—	9	—
Total cost of sales	6,020	6,574	2,553	—
Gross profit	1,382	1,348	499	—
Operating expenses:
General and administrative	114	91	55	—
Other operating	877	837	261	—
Rent	92	96	30	—
Loss (gain) on disposal of assets and impairment charge	525	(2)	(1)	—
Depreciation, amortization and accretion	193	175	55	—
Total operating expenses	1,801	1,197	400	—
Operating income (loss)	(419)	151	99	—
Interest expense, net	29	22	1	—
Income (loss) from discontinued operations before income taxes	(448)	129	98	—
Income tax expense (benefit)	31	48	32	—
Net income (loss) from discontinued operations	$(479)	$81	$66	$—

6.	Accounts Receivable, net
Accounts receivable, net, consisted of the following:

	December 31, 2016	December 31, 2015
	(in millions)
Accounts receivable, trade	$361	$161
Credit card receivables	133	98
Vendor receivables for rebates, branding, and other	21	15
Other receivables	27	38
Allowance for doubtful accounts	(3)	(4)
Accounts receivable, net	$539	$308

7.	Inventories, net
Due to changes in fuel prices, we recorded a write-down on the value of fuel inventory of $78 million at December 31, 2015.
Inventories consisted of the following:

	December 31, 2016	December 31, 2015
	(in millions)
Fuel-retail	$1	$1
Fuel-wholesale	364	283
Fuel-consignment	5	4
Merchandise	4	3
Other	11	5
Inventories, net	$385	$296

8.	Property and Equipment, net
Property and equipment, net consisted of the following:

	December 31, 2016	December 31, 2015
	(in millions)
Land	$501	$531
Buildings and leasehold improvements	413	239
Equipment	427	585
Construction in progress	127	11
Total property and equipment	1,468	1,366
Less: accumulated depreciation	280	110
Property and equipment, net	$1,188	$1,256
Depreciation expense on property and equipment was $63 million, $65 million and $20 million for the years ended December 31, 2016 and 2015, and the Successor period September 1, 2014 through December 31, 2014, respectively. Depreciation expense for the Predecessor period January 1, 2014 through August 31, 2014 was $7 million.

9.	Goodwill and Other Intangible Assets
Goodwill
Goodwill balances and activity for the years ended December 31, 2016 and 2015 consisted of the following:

	Segment
	Wholesale	Retail	Consolidated
	(in millions)
Balance at December 31, 2014	$724	$425	$1,149
Goodwill adjustment related to Aloha acquisition	(54)	5	(49)
Goodwill related to Alta East acquisition	17	—	17
Goodwill related to other acquisitions	—	6	6
Balance at December 31, 2015	687	436	1,123
Goodwill adjustment related to Alta East acquisition	2	—	2
Goodwill related to Kolkhorst acquisition	3	—	3
Goodwill related to Emerge acquisition	78	—	78
Goodwill impairment	—	(156)	(156)
Balance at December 31, 2016	$770	$280	$1,050
Goodwill represents the excess of the purchase price of an acquired entity over the amounts allocated to the assets acquired and liabilities assumed in a business combination. During the year ended December 31, 2016, we continued our evaluation of the Denny, Emerge, Kolkhorst, Valentine, and Alta East acquisitions' purchase accounting analysis with the assistance of a third party valuation firm.
Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be adjusted when the purchase price allocation is finalized. In accordance with ASC 350-20-35 “Goodwill - Subsequent Measurements,” during the fourth quarter of 2016, we performed goodwill impairment tests on our reporting units and recognized a goodwill impairment charge of $642 million on our retail reporting unit, $156 million of which was allocated to continuing operations. primarily due to changes in assumptions related to projected future revenues and cash flows from the dates the goodwill was originally recorded. The goodwill in the Retail reporting unit is comprised primarily of amounts recorded as a result of the purchase price allocations for ETP’s acquisitions of Sunoco, Inc. and MACS in 2012 and 2013, respectively. The impairment charge was driven primarily by changes in our organizational and capital structure following the completion of the dropdown transactions from ETP in 2014, 2015 and 2016 and changes in our construction plan for new-to-industry sites.
The Partnership determined the fair value of its reporting units using a weighted combination of the discounted cash flow method and the guideline company method. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Partnership determined fair value based on estimated future cash flows of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflect the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one year budgeted amounts and five year operating forecasts plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determined the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three year average. In addition, the Partnership estimated a reasonable control premium representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business.

Other Intangibles
Gross carrying amounts and accumulated amortization for each major class of intangible assets, excluding goodwill, consisted of the following:

	December 31, 2016			December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(in millions)
Indefinite-lived
Tradenames	$286	$—	$286	$281	$—	$281
Contractual rights	43	—	43	34	—	34
Finite-lived
Customer relations including supply agreements	611	198	413	543	148	395
Favorable leasehold arrangements, net	4	3	1	7	—	7
Loan origination costs	10	4	6	9	2	7
Other intangibles	3	—	3	1	—	1
Intangible assets, net	$957	$205	$752	$875	$150	$725
We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review non-amortizable intangible assets for impairment annually, or more frequently if circumstances dictate.
Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion was $62 million, $37 million and $11 million for the years ended December 31, 2016 and 2015, and the Successor period September 1, 2014 through December 31, 2014, respectively, and was $3 million for the Predecessor period January 1, 2014 through August 31, 2014.
Customer relations and supply agreements have a remaining weighted-average life of approximately 9 years. Favorable leasehold arrangements have a remaining weighted-average life of approximately 12 years. Non-competition agreements and other intangible assets have a remaining weighted-average life of approximately 12 years. Loan origination costs have a remaining weighted-average life of approximately 3 years.
As of December 31, 2016, the Partnership’s estimate of amortization includable in amortization expense and interest expense for each of the five succeeding fiscal years and thereafter for finite-lived intangibles is as follows (in millions):

	Amortization	Interest
2017	$63	$2
2018	61	2
2019	59	2
2020	54	—
2021	37	—
Thereafter	143	—
Total	$417	$6

10.	Accrued Expenses and Other Current Liabilities
Current accrued expenses and other current liabilities consisted of the following:

	December 31, 2016	December 31, 2015
	(in millions)
Wage and other employee-related accrued expenses	$42	$26
Franchise agreement termination accrual	2	4
Accrued tax expense	154	102
Accrued insurance	23	33
Reserve for environmental remediation, current	5	8
Accrued interest expense	39	28
Deposits and other	107	107
Total	$372	$308

11.	Long-Term Debt
Long-term debt consisted of the following:

	December 31, 2016	December 31, 2015
	(in millions)
Term Loan	$1,243	$—
Sale leaseback financing obligation	117	122
2014 Revolver	1,000	450
6.375% Senior Notes Due 2023	800	800
5.500% Senior Notes Due 2020	600	600
6.250% Senior Notes Due 2021	800	—
Capital lease obligation and notes payable	1	4
Total debt	4,561	1,976
Less: current maturities	5	5
Less: debt issuance costs	47	18
Long-term debt, net of current maturities	$4,509	$1,953

At December 31, 2016, scheduled future debt principal maturities are as follows (in millions):

2017	$5
2018	5
2019	2,248
2020	606
2021	806
Thereafter	891
Total	$4,561
Term Loan
On March 31, 2016, we entered into a senior secured term loan agreement (the “Term Loan”) to finance a portion of the costs associated with the ETP Dropdown. The Term Loan provides secured financing in an aggregate principal amount of up to $2.035 billion, which we borrowed in full. The Partnership used the proceeds to fund a portion of the ETP Dropdown and to pay fees and expenses incurred in connection with the ETP Dropdown and Term Loan.
Obligations under the Term Loan are secured equally and ratably with the 2014 Revolver (as defined below) by substantially all tangible and intangible assets of the Partnership and certain of our subsidiaries, subject to certain exceptions and permitted liens. Obligations under the Term Loan are guaranteed by certain of the Partnership’s subsidiaries. In addition, ETP Retail Holdings, LLC, a wholly owned subsidiary of ETP, provided a limited contingent guaranty of collection with respect to the payment of the principal amount of the Term Loan. The maturity date of the Term Loan is October 1, 2019. The Partnership is not required to make any amortization payments with respect to the loans under the Term Loan. Amounts borrowed under the Term Loan bear interest at either LIBOR or base rate plus an applicable margin based on the election of the Partnership for each interest period. Until the Partnership first receives an investment grade rating, the applicable margin for LIBOR rate loans ranges from 1.500% to 3.000% and the applicable margin for base rate loans ranges from 0.500% to 2.000%, in each case based on the Partnership’s Leverage Ratio (as defined in the Term Loan). The Term Loan requires the Partnership to maintain a leverage ratio of not more than (i) as of the last day of each fiscal quarter through December 31, 2017, 6.75 to 1.0, (ii) as of March 31, 2018, 6.5 to 1.0, (iii) as of June 30, 2018, 6.25 to 1.0, (iv) as of September 30, 2018, 6.0 to 1.0, (v) as of December 31, 2018, 5.75 to 1.0 and (vi) thereafter, 5.5 to 1.0 (in the case of the quarter ending March 31, 2019 and thereafter, subject to increases to 6.0 to 1.0 in connection with certain specified acquisitions in excess of $50 million, as permitted under the Term Loan.
On January 31, 2017, the Partnership entered into a limited waiver to the Term Loan (the “Term Loan Waiver”). Under the Term Loan Waiver, the Agents and lenders party thereto waived and deemed remedied, among other matters, the miscalculations of the Partnership’s leverage ratio as set forth in its previously delivered compliance certificates and the resulting failure to pay incremental interest owed under the Term Loan from December 21, 2016 through the effective date of the Term Loan Waiver. The incremental interest owed was remedied prior to the effectiveness of the Term Loan Waiver. As a result of the restatement of the compliance certificates for the fiscal quarter ended September 30, 2016 delivered in connection with the Term Loan Waiver, the margin applicable to the obligations under the Term Loan increased from (i) 2.75% in respect of LIBOR rate loans and 1.75% in respect of base rate loans to (ii) 3.00% in respect of LIBOR rate loans and 2.00% in respect of base rate loans, until the delivery of the next compliance certificates.
The Partnership may voluntarily prepay borrowings under the Term Loan at any time without premium or penalty, subject to any applicable breakage costs for loans bearing interest at LIBOR. Under certain circumstances, the Partnership is required to repay borrowings under the Term Loan in connection with the issuance by the Partnership of certain types of indebtedness for borrowed money. The Term Loan also includes certain (i) representations and warranties, (ii) affirmative covenants, including delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, payment of material taxes and other claims, maintenance of properties and insurance, access to properties and records for inspection by administrative agent and lenders, further assurances and provision of additional guarantees and collateral, (iii) negative covenants, including restrictions on the Partnership and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make loans, advances or investments, pay dividends, sell or otherwise transfer assets or enter into transactions with shareholders or affiliates and (iv) events of default, in each case substantively similar to the representations and warranties, affirmative and negative covenants and events of default in the Partnership’s 2014 Revolver (as defined below). During the continuance of an event of default, the lenders under the Term Loan may take a number of actions, including declaring the entire amount then outstanding under the Term Loan due and payable.
As of December 31, 2016, the balance on the Term Loan was $1.2 billion. The Partnership was in compliance with all financial covenants at December 31, 2016.

6.250% Senior Notes Due 2021
On April 7, 2016, we and certain of our wholly owned subsidiaries, including SUN Finance (together with the Partnership, the “2021 Issuers”), completed a private offering of $800 million 6.250% senior notes due 2021 (the “2021 Senior Notes”). The terms of the 2021 Senior Notes are governed by an indenture dated April 7, 2016, among the 2021 Issuers, our General Partner, and certain other subsidiaries of the Partnership (the “2021 Guarantors”) and U.S. Bank National Association, as trustee. The 2021 Senior Notes will mature on April 15, 2021 and interest is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2016. The 2021 Senior Notes are senior obligations of the 2021 Issuers and are guaranteed on a senior basis by all of the Partnership’s existing subsidiaries and certain of its future subsidiaries. The 2021 Senior Notes and guarantees are unsecured and rank equally with all of the 2021 Issuers’ and each 2021 Guarantor’s existing and future senior obligations. The 2021 Senior Notes and guarantees are effectively subordinated to the 2021 Issuers’ and each 2021 Guarantor’s secured obligations, including obligations under the Partnership’s 2014 Revolver (as defined below), to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of the Partnership’s subsidiaries that do not guarantee the 2021 Senior Notes. ETC M-A Acquisition LLC (“ETC M-A”), a subsidiary of ETP Retail, guarantees collection to the 2021 Issuers with respect to the payment of the principal amount of the 2021 Senior Notes. ETC M-A is not subject to any of the covenants under the 2021 Indenture.
Net proceeds of approximately $789 million were used to repay a portion of the borrowings outstanding under our Term Loan.
In connection with the issuance of the 2021 Senior Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed to complete an offer to exchange the 2021 Senior Notes for an issue of registered notes with terms substantively identical to the 2021 Senior Notes on or before April 7, 2017. The exchange offer was completed on October 4, 2016.

5.500% Senior Notes Due 2020
On July 20, 2015, we and our wholly owned subsidiary, SUN Finance (together with the Partnership, the “2020 Issuers”), completed a private offering of $600 million 5.500% senior notes due 2020 (the “2020 Senior Notes”). The terms of the 2020 Senior Notes are governed by an indenture dated July 20, 2015 (the “2020 Indenture”), among the 2020 Issuers, our General Partner, and certain other subsidiaries of the Partnership (the “2020 Guarantors”) and U.S. Bank National Association, as trustee (the “2020 Trustee”). The 2020 Senior Notes will mature on August 1, 2020 and interest is payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2016. The 2020 Senior Notes are senior obligations of the 2020 Issuers and are guaranteed on a senior basis by all of the Partnership’s existing subsidiaries. The 2020 Senior Notes and guarantees are unsecured and rank equally with all of the 2020 Issuers’ and each 2020 Guarantor’s existing and future senior obligations. The 2020 Senior Notes and guarantees are effectively subordinated to the 2020 Issuers’ and each 2020 Guarantor’s secured obligations, including obligations under the Partnership’s 2014 Revolver (as defined below), to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of the Partnership’s subsidiaries that do not guarantee the 2020 Senior Notes.
Net proceeds of approximately $593 million were used to fund a portion of the Susser Cash Consideration.
In connection with our issuance of the 2020 Senior Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed to complete an offer to exchange the 2020 Senior Notes for an issue of registered notes with terms substantively identical to the 2020 Senior Notes on or before July 20, 2016. The exchange offer was completed on October 4, 2016 and we paid the holders of the 2020 Senior Notes an aggregate of $0.3 million in liquidated damages in the form of additional interest as a result of the delayed registration.
6.375% Senior Notes Due 2023
On April 1, 2015, we and our wholly owned subsidiary, SUN Finance (together with the Partnership, the “2023 Issuers”), completed a private offering of $800 million 6.375% senior notes due 2023 (the “2023 Senior Notes”). The terms of the 2023 Senior Notes are governed by an indenture dated April 1, 2015 (the “2023 Indenture”), among the 2023 Issuers, our General Partner, and certain other subsidiaries of the Partnership (the “2023 Guarantors”) and U.S. Bank National Association, as trustee (the “2023 Trustee”). The 2023 Senior Notes will mature on April 1, 2023 and interest is payable semi-annually on April 1 and October 1 of each year, commencing October 1, 2015. The 2023 Senior Notes are senior obligations of the 2023 Issuers and are guaranteed on a senior basis by all of the Partnership’s existing subsidiaries. The 2023 Senior Notes and guarantees are unsecured and rank equally with all of the 2023 Issuers’ and each 2023 Guarantor’s existing and future senior obligations. The 2023 Senior Notes and guarantees are effectively subordinated to the 2023 Issuers’ and each 2023 Guarantor’s secured obligations, including obligations under the Partnership’s 2014 Revolver (as defined below), to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of the Partnership’s subsidiaries that do not guarantee the 2023 Senior Notes. ETC M-A guarantees collection to the 2023 Issuers with respect to the payment of the principal amount of the 2023 Senior Notes. ETC M-A is not subject to any of the covenants under the 2023 Indenture.
Net proceeds of approximately $787 million were used to fund the Sunoco Cash Consideration and to repay borrowings under our 2014 Revolver (as defined below).
In connection with our issuance of the 2023 Senior Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed to complete an offer to exchange the 2023 Senior Notes for an issue of registered notes with terms substantively identical to the 2023 Senior Notes on or before April 1, 2016. The exchange offer was completed on October 4, 2016 and we paid the holders of the 2023 Senior Notes an aggregate of $2 million in liquidated damages in the form of additional interest as a result of the delayed registration.
Revolving Credit Agreement
On September 25, 2014, we entered into a $1.25 billion revolving credit facility (the “2014 Revolver”) among the Partnership, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and an LC issuer. Proceeds from the revolving credit facility were used to pay off the Partnership’s then-existing revolving credit facility entered into on September 25, 2012. On April 10, 2015, we received a $250 million increase in commitments under the 2014 Revolver and, as a result, we are permitted to borrow up to $1.5 billion on a revolving credit basis.

The 2014 Revolver expires on September 25, 2019 (which date may be extended in accordance with the terms of the credit agreement governing our 2014 Revolver). Borrowings under the 2014 Revolver bear interest at a base rate (a rate based off of the higher of (a) the Federal Funds Rate (as defined in the revolving credit facility) plus 0.500%, (b) Bank of America’s prime rate or (c) one-month LIBOR (as defined in the 2014 Revolver) plus 1.000%) or LIBOR, in each case plus an applicable margin ranging from 1.500% to 3.000%, in the case of a LIBOR loan, or from 0.500% to 2.000%, in the case of a base rate loan (determined with reference to the Partnership’s Leverage Ratio (as defined in the 2014 Revolver)). Upon the first achievement by the Partnership of an investment grade credit rating, the applicable margin will decrease to a range of 1.125% to 2.000%, in the case of a LIBOR loan, or from 0.125% to 1.000%, in the case of a base rate loan (determined with reference to the credit rating for the Partnership’s senior, unsecured, non-credit enhanced long-term debt). Interest is payable quarterly if the base rate applies, at the end of the applicable interest period if LIBOR applies and at the end of the month if daily floating LIBOR applies. In addition, the unused portion of the revolving credit facility will be subject to a commitment fee ranging from 0.250% to 0.500%, based on the Partnership’s Leverage Ratio. Upon the first achievement by the Partnership of an investment grade credit rating, the commitment fee will decrease to a range of 0.125% to 0.275%, based on the Partnership’s credit rating as described above. The 2014 Revolver requires the Partnership to maintain a Leverage Ratio of not more than (i) as of the last day of each fiscal quarter through December 31, 2017, 6.75 to 1.0, (ii) as of March 31, 2018, 6.5 to 1.0, (iii) as of June 30, 2018, 6.25 to 1.0, (iv) as of September 30, 2018, 6.0 to 1.0, (v) as of December 31, 2018, 5.75 to 1.0 and (vi) thereafter, 5.5 to 1.0 (in the case of the quarter ending March 31, 2019 and thereafter, subject to increases to 6.0 to 1.0 in connection with certain specified acquisitions in excess of $50 million, as permitted under the 2014 Revolver.
On January 31, 2017, the Partnership entered into a limited waiver (the “Revolver Waiver”). Under the Revolver Waiver, the Agents and lenders party thereto waived and deemed remedied, among other matters, the miscalculations of the Partnership’s leverage ratio as set forth in its previously delivered compliance certificates and the resulting failure to pay incremental interest owed under the Revolver from December 21, 2016 through the effective date of the Revolver Waiver. The incremental interest owed was remedied prior to the effectiveness of the Revolver Waiver. As a result of the restatement of the compliance certificates for the fiscal quarter ended September 30, 2016 delivered in connection with the Revolver Waiver, the margin applicable to the obligations under the Revolver increased from (i) 2.75% in respect of LIBOR rate loans and 1.75% in respect of base rate loans to (ii) 3.00% in respect of LIBOR rate loans and 2.00% in respect of base rate loans, until the delivery of the next compliance certificates.
Indebtedness under the 2014 Revolver is secured by a security interest in, among other things, all of the Partnership’s present and future personal property and all of the present and future personal property of its guarantors, the capital stock of its material subsidiaries (or 66% of the capital stock of material foreign subsidiaries), and any intercompany debt. Upon the first achievement by the Partnership of an investment grade credit rating, all security interests securing borrowings under the revolving credit facility will be released. Indebtedness incurred under the 2014 Revolver is secured on a pari passu basis with the indebtedness incurred under the Term Loan pursuant to a collateral trust arrangement whereby a financial institution agrees to act as common collateral agent for all pari passu indebtedness.
As of December 31, 2016, the balance on the 2014 Revolver was $1.0 billion, and $31 million in standby letters of credit were outstanding. The unused availability on the 2014 Revolver at December 31, 2016 was $469 million. The Partnership was in compliance with all financial covenants at December 31, 2016.
Sale Leaseback Financing Obligation
On April 4, 2013, MACS completed a sale leaseback transaction with two separate companies for 50 of its dealer operated sites. As MACS did not meet the criteria for sale leaseback accounting, this transaction was accounted for as a financing arrangement over the course of the lease agreement. The obligations mature in varying dates through 2033, require monthly interest and principal payments, and bear interest at 5.125%. The obligation related to this transaction is included in long-term debt and the balance outstanding as of December 31, 2016 was $117 million.
Fair Value Measurements
We use fair value measurements to measure, among other items, purchased assets, investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. An asset's fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.
ASC 820 “Fair Value Measurements and Disclosures” prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.
The estimated fair value of debt is calculated using Level 2 inputs. The fair value of debt as of December 31, 2016, is estimated to be approximately $4.6 billion, based on outstanding balances as of the end of the period using current interest rates for similar securities.

12.	Other Noncurrent Liabilities
Other noncurrent liabilities consisted of the following:

	December 31, 2016	December 31, 2015
	(in millions)
Accrued straight-line rent	$5	$10
Reserve for underground storage tank removal	14	13
Reserve for environmental remediation, long-term	35	29
Unfavorable lease liability	12	14
Others	30	37
Total	$96	$103
We record an asset retirement obligation for the estimated future cost to remove underground storage tanks. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if federal and/or state regulators enact new guidance on the removal of such tanks. Changes in the carrying amount of asset retirement obligations for the years ended December 31, 2016 and 2015 were as follows:

	Year Ended December 31
	2016	2015
	(in millions)
Balance at beginning of year	$13	$12
Liabilities incurred	—	—
Accretion expense	1	1
Balance at end of year	$14	$13

13.	Related-Party Transactions
We are party to the following fee-based commercial agreements with various affiliates of ETP:

•
Philadelphia Energy Solutions Products Purchase Agreements – two related products purchase agreements, one with Philadelphia Energy Solutions Refining & Marketing (“PES”) and one with PES's product financier Merrill Lynch Commodities; both purchase agreements contain 12-month terms that automatically renew for consecutive 12-month terms until either party cancels with notice. ETP Retail owns a noncontrolling interest in the parent of PES.

•
ETP Transportation and Terminalling Contracts – various agreements with subsidiaries of ETP for pipeline, terminalling and storage services. We also have agreements with subsidiaries of ETP for the purchase and sale of fuel.

We are party to the Susser Distribution Contract, a 10-year agreement under which we are the exclusive distributor of motor fuel at cost (including tax and transportation costs), plus a fixed profit margin of three cents per gallon to Susser’s existing Stripes convenience stores and independently operated consignment locations. This profit margin is eliminated through consolidation from the date of common control, September 1, 2014, and thereafter, in the accompanying Consolidated Statements of Operations and Comprehensive (Loss) Income.
We are party to the Sunoco Distribution Contract, a 10-year agreement under which we are the exclusive distributor of motor fuel to Sunoco Retail’s convenience stores. Pursuant to the agreement, pricing is cost plus a fixed margin of four cents per gallon. This profit margin is eliminated through consolidation from the date of common control, September 1, 2014, and thereafter, in the accompanying Consolidated Statements of Operations and Comprehensive (Loss) Income.

In connection with the closing of our IPO on September 25, 2012, we also entered into an Omnibus Agreement with Susser (the “Omnibus Agreement”). Pursuant to the Omnibus Agreement, among other things, the Partnership received a three-year option to purchase from Susser up to 75 of Susser's new or recently constructed Stripes convenience stores at Susser's cost and lease the stores back to Susser at a specified rate for a 15-year initial term. The Partnership is the exclusive distributor of motor fuel to such stores for a period of 10 years from the date of purchase. During 2015, we completed all 75 sale-leaseback transactions under the Omnibus Agreement.
Summary of Transactions
Related party transactions with affiliates for the years ended December 31, 2016 and 2015, Successor period September 1, 2014 through December 31, 2014, and Predecessor period January 1, 2014 through September 1, 2014 were as follows (in millions):

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
Motor fuel sales to affiliates	$62	$20	$—	$2,200
Bulk fuel purchases from affiliates	$1,867	$2,449	$52	$—
Allocated cost of employees	$—	$—	$—	$9
Transportation charges from Susser for delivery of motor fuel	$—	$—	$—	$38
Purchase of stores from Susser	$—	$—	$—	$81
Included in the bulk fuel purchases above are purchases from PES, which constitutes 14.4% of our total cost of sales for the year ended December 31, 2016.
Additional significant affiliate activity related to the Consolidated Balance Sheets and Statements of Operations and Comprehensive Income are as follows:

•
Net advances from affiliates were $87 million at December 31, 2016. Net advances to affiliates were $366 million at December 31, 2015. Advances to and from affiliates are primarily related to the treasury services agreements between Sunoco LLC and Sunoco, Inc. (R&M) and Sunoco Retail and Sunoco, Inc. (R&M), which are in place for purposes of cash management.

•	Net accounts receivable from affiliates were $3 million and $8 million at December 31, 2016 and 2015, respectively, which are primarily related to motor fuel purchases from us.

•	Net accounts payable to affiliates was $109 million and $15 million as of December 31, 2016 and 2015, respectively, attributable to operational expenses.

14.	Commitments and Contingencies
Leases
The Partnership leases certain convenience store and other properties under non-cancellable operating leases whose initial terms are typically 5 to 15 years, with some having a term of 40 years or more, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease. In addition, certain leases require additional contingent payments based on sales or motor fuel volumes. We typically are responsible for payment of real estate taxes, maintenance expenses and insurance. These properties are either sublet to third parties or used for our convenience store operations.

Net rent expense consisted of the following:

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(in millions)
Cash rent:
Store base rent (1)	$33	$32	$6	$1
Equipment and other rent (2)	14	12	4	—
Total cash rent	47	44	10	1
Non-cash rent:
Straight-line rent	1	—	2	—
Capital lease offset	—	—	—	—
Net rent expense	$48	$44	$12	$1
________________________________________________

(1)
Store base rent includes the Partnership's rent expense for sites subleased to dealers. The sublease income from these sites is recorded in rental income on the statement of operations and totaled $29 million, $26 million and $8 million for the years ended December 31, 2016 and 2015, and the Successor period September 1, 2014 through December 31, 2014, respectively. Sublease income was $1 million for the Predecessor period January 1, 2014 through August 31, 2014.

(2)	Equipment and other rent consists primarily of store equipment and vehicles.
Future minimum lease payments, excluding sale-leaseback financing obligations (see Note 11), for future fiscal years are as follows (in millions):

2017	$44
2018	37
2019	27
2020	24
2021	18
Thereafter	86
Total	$236

Environmental Remediation
We are subject to various federal, state and local environmental laws and make financial expenditures in order to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention, and cleanup of leaking underground storage tanks (e.g. overfills, spills, and underground storage tank releases).
Federal and state regulations require us to provide and maintain evidence that we are taking financial responsibility for corrective action and compensating third parties in the event of a release from our underground storage tank systems. In order to comply with these requirements, we have historically obtained private insurance in the states in which we operate. These policies provide protection from third-party liability claims. During 2016, our coverage was $10 million per occurrence and in the aggregate. Our sites continue to be covered by these policies.
We are currently involved in the investigation and remediation of contamination at motor fuel storage and gasoline store sites where releases of regulated substances have been detected. We accrue for anticipated future costs and the related probable state reimbursement amounts for remediation activities. Accordingly, we have recorded estimated undiscounted liabilities for these sites totaling $40 million and $37 million as of December 31, 2016 and 2015, respectively, which are classified as accrued expenses and other current liabilities and other noncurrent liabilities. As of December 31, 2016, we had $1 million in an escrow account to satisfy environmental claims related to the MACS acquisition and $8 million in two escrow accounts to satisfy environmental claims related to the Emerge acquisition.

Deferred Branding Incentives
We receive deferred branding incentives and other incentive payments from a number of our fuel suppliers. A portion of the deferred branding incentives may be passed on to our wholesale branded dealers under the same terms as required by our fuel suppliers. Many of the agreements require repayment of all or a portion of the amount received if we (or our branded dealers) elect to discontinue selling the specified brand of fuel at certain locations. As of December 31, 2016, the estimated amount of deferred branding incentives that would have to be repaid upon de-branding at these locations was $1 million. Of this amount, approximately $0.3 million would be the responsibility of the Partnership’s branded dealers under reimbursement agreements with the dealers. In the event a dealer were to default on this reimbursement obligation, we would be required to make this payment. No liability is recorded for the amount of dealer obligations which would become payable upon de-branding as no such dealer default is considered probable as of December 31, 2016. We have recorded $1 million and $2 million for deferred branding incentives, net of accumulated amortization, as of December 31, 2016 and 2015, respectively, under other non-current liabilities on our Consolidated Balance Sheets. The Partnership amortizes its retained portion of the incentives to income on a straight-line basis over the term of the agreements.
Contingent Consideration related to Acquisition
Pursuant to an earnout agreement associated with the Aloha Acquisition, we have recorded $15 million and $18 million, as of December 31, 2016 and 2015, respectively, under other non-current liabilities on our Consolidated Balance Sheets. Earnout objectives achieved under this agreement during the period of December 16, 2014 through December 31, 2022 are paid annually in arrears. The fair value measurement of such future earnouts is categorized within Level 3 of the fair value hierarchy.

15.	Rental Income under Operating Leases
Investment in property under operating leases was as follows:

	December 31, 2016	December 31, 2015
	(in millions)
Land	$127	$141
Buildings and improvements	88	82
Equipment	55	37
Total property and equipment	270	260
Less: accumulated depreciation	(45)	(30)
Property and equipment, net	$225	$230

Rental income for the years ended December 31, 2016 and 2015, and the Successor period September 1, 2014 through December 31, 2014 was $87 million, $81 million and $25 million, respectively, and was $12 million for the Predecessor period January 1, 2014 through August 31, 2014.
Minimum future rental income under non-cancelable operating leases as of December 31, 2016 is as follows (in millions):

2017	$27
2018	18
2019	11
2020	5
2021	2
Thereafter	2
Total minimum future rentals	$65

16.	Interest Expense, net
Components of net interest expense were as follows:

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(in millions)
Interest expense	$152	$64	$8	$5
Amortization of deferred financing fees	11	4	2	—
Interest income	(3)	(2)	—	—
Interest expense, net	$160	$66	$10	$5

17.	Income Tax Expense
As a partnership, we are generally not subject to federal income tax and most state income taxes. However, the Partnership conducts certain activities through corporate subsidiaries which are subject to federal and state income taxes. The components of the federal and state income tax expense (benefit) are summarized as follows:

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(in millions)
Current:
Federal	$(7)	$(11)	$(19)	$—
State	—	—	2	—
Total current income tax expense	(7)	(11)	(17)	—
Deferred:
Federal	(59)	(3)	46	—
State	4	18	19	—
Total deferred tax expense (benefit)	(55)	15	65	—
Net income tax expense (benefit)	$(62)	$4	$48	$—
Our effective tax rate differs from the statutory rate primarily due to Partnership earnings that are not subject to U.S. federal and most state income taxes at the Partnership level. The completion of the acquisition of Susser on July 31, 2015 (see Note 3) significantly increased the activities conducted through corporate subsidiaries. A reconciliation of income tax expense at the U.S. federal statutory rate to net income tax expense is as follows:

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(in millions)
Tax at statutory federal rate	$4	$40	$(25)	$8
Partnership earnings not subject to tax	(127)	(55)	24	(8)
Goodwill impairment	55
Revaluation of investments in affiliates	—	9	45	—
State and local tax, net of federal benefit	4	—	1	—
Statutory Rate Changes	—	9	—	—
Other	2	1	3	—
Net income tax expense (benefit)	$(62)	$4	$48	$—

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. Principal components of deferred tax assets and liabilities are as follows:

	December 31, 2016	December 31, 2015
	(in millions)
Deferred tax assets:
Environmental, asset retirement obligations, and other reserves	$28	$35
Inventories	12	5
Net operating loss carry forwards	92	62
Other	61	23
Total deferred tax assets	193	125
Deferred tax liabilities:
Fixed assets	506	442
Trademarks and other intangibles	272	292
Investments in affiliates	58	85
Total deferred tax liabilities	836	819
Net deferred income tax liabilities	$643	$694
Our corporate subsidiaries have federal net operating loss carryforwards of $254 million as of December 31, 2016 which expire in 2034, 2035 and 2036. Our corporate subsidiaries also have state net operating loss benefits of $3 million, net of federal tax, most of which expire between 2029 and 2036. We have determined that it is more likely than not that all federal and state net operating losses will be utilized, and accordingly, no valuation allowance is required as of December 31, 2016.
The Partnership and its subsidiaries do not have any unrecognized tax benefits for uncertain tax positions as of December 31, 2016 or 2015. The Partnership believes that all tax positions taken or to be taken will more likely than not be sustained under audit, and accordingly, we do not have any unrecognized tax benefits.
Our policy is to accrue interest and penalties on income tax underpayments (overpayments) as a component of income tax expense. We did not have any material interest and penalties in the periods presented.
The Partnership and its subsidiaries are no longer subject to examination by the IRS for 2012 and prior tax years. The Internal Revenue Service has commenced an audit of Susser Holdings Corporation (“SHC”)’s 2014 tax year, and there are no proposed adjustments at this time. In addition, SHC’s 2010 and 2012 Texas margin tax years are currently being appealed in the State of Texas.

18.	Partners’ Capital
On July 21, 2015, we completed an equity offering of 5,500,000 of our common units for gross proceeds of approximately $214 million. On November 30, 2015, pursuant to the terms of the Partnership Agreement, 10,939,436 subordinated units held by subsidiaries of ETP were exchanged for 10,939,436 common units. On December 3, 2015, we completed a private placement of 24,052,631 of our common units for gross proceeds of approximately $685 million.
As of December 31, 2016, ETE and ETP or their subsidiaries owned 45,750,826 common units, which constitute a 39.9% limited partner ownership interest in us. As of December 31, 2016, our fully consolidating subsidiaries owned 16,410,780 Class C units representing limited partner interests in the Partnership (the “Class C Units”) and the public owned 52,430,220 common units.
Common Units
On March 31, 2016, the Partnership completed a private placement of 2,263,158 common units to ETE (the “PIPE Transaction”). ETE owns the general partner interests and incentive distribution rights in the Partnership.
On October 4, 2016, the Partnership entered into an equity distribution agreement for an at-the-market (“ATM”) offering with RBC Capital Markets, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Natixis Securities Americas LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, UBS Securities LLC and Wells Fargo Securities, LLC (collectively, the “Managers”). Pursuant to the terms of the equity distribution agreement, the Partnership may sell from time to time through the Managers the Partnership’s common units representing limited partner interests having an aggregate offering price of up to $400 million. The Partnership issued 2,840,399 common units from October 4, 2016 through December 31, 2016 in connection with the

ATM for $71 million, net of commissions of $1 million. As of December 31, 2016, $328 million of our common units remained available to be issued under the equity distribution agreement.
Common unit activity for the year ended December 31, 2016 was as follows:

Number of Units
Number of common units at December 31, 2015	87,365,706
Common units issued in connection with ETP Dropdown	5,710,922
Common units issued in connection with the PIPE Transaction	2,263,158
Common units issued in connection with the ATM	2,840,399
Phantom unit vesting	861
Number of common units at December 31, 2016	98,181,046
Allocation of Net Income
Information presented below for net income allocation to Partners includes periods before and after the ETP Merger (see Note 1).
Our Partnership Agreement contains provisions for the allocation of net income and loss to the unitholders. For purposes of maintaining partner capital accounts, the Partnership Agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to ETE.
The calculation of net income allocated to the partners is as follows (in millions, except per unit amounts):

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
Attributable to Common Units
Distributions (a)	$317	$156	$27	$12
Distributions in excess of net income	(809)	(112)	(10)	—
Limited partners' interest in net income (loss)	$(492)	$44	$17	$12
Attributable to Subordinated Units
Distributions (a)	$—	$23	$13	$11
Distributions in excess of net income	—	(12)	(3)	—
Limited partners' interest in net income	$—	$11	$10	$11
(a) Distributions declared per unit to unitholders as of record date	$3.2938	$2.8851	$1.1457	$1.0218

Class A Units
Pursuant to the terms of the Susser Contribution Agreement on July 31, 2015, (i) 79,308 common units held by a wholly owned subsidiary of Susser were exchanged for 79,308 Class A Units and (ii) 10,939,436 subordinated units held by wholly owned subsidiaries of Susser were converted into 10,939,436 Class A units.
Class A Units were entitled to receive distributions on a pro rata basis with common units, except that the Class A Units (i) did not share in distributions of cash to the extent such cash was derived from or attributable to any distribution received by the Partnership from PropCo, the proceeds of any sale of the membership interests of PropCo, or any interest or principal payments received by the Partnership with respect to indebtedness of PropCo or its subsidiaries and (ii) were subordinated to the common units during the subordination period for the subordinated units and were not entitled to receive any distributions until holders of the common units received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. All Class A Units were exchanged for Class C Units on January 1, 2016.
Pursuant to the terms described above, these distributions did not have an impact on the Partnership’s consolidated cash flows and as such, were excluded from total cash distributions and allocation of limited partners’ interest in net income. For the year ended December 31, 2015, Class A distributions declared totaled $10 million, or $0.9138 per unit. Fourth quarter distributions were paid to Class C unitholders pursuant to the terms of the Partnership Agreement.

Class C Units
On January 1, 2016, the Partnership issued an aggregate of 16,410,780 Class C Units consisting of (i) 5,242,113 Class C Units that were issued to Aloha as consideration for the contribution by Aloha to an indirect wholly owned subsidiary of the Partnership of all of Aloha’s assets relating to the wholesale supply of fuel and lubricants, and (ii) 11,168,667 Class C Units that were issued to indirect wholly owned subsidiaries of the Partnership in exchange for all outstanding Class A Units held by such subsidiaries. The Class C Units were valued at $38.5856 per Class C Unit (the “Class C Unit Issue Price”), based on the volume-weighted average price of the Partnership’s Common Units for the five-day trading period ending on December 31, 2015. The Class C Units were issued in private transactions exempt from registration under section 4(a)(2) of the Securities Act.
Class C Units (i) are not convertible or exchangeable into Common Units or any other units of the Partnership and are non-redeemable; (ii) are entitled to receive distributions of available cash of the Partnership (other than available cash derived from or attributable to any distribution received by the Partnership from PropCo, the proceeds of any sale of the membership interests of PropCo, or any interest or principal payments received by the Partnership with respect to indebtedness of PropCo or its subsidiaries) at a fixed rate equal to $0.8682 per quarter for each Class C Unit outstanding, (iii) do not have the right to vote on any matter except as otherwise required by any non-waivable provision of law, (iv) are not allocated any items of income, gain, loss, deduction or credit attributable to the Partnership’s ownership of, or sale or other disposition of, the membership interests of PropCo, or the Partnership’s ownership of any indebtedness of PropCo or any of its subsidiaries (“PropCo Items”), (v) will be allocated gross income (other than from PropCo Items) in an amount equal to the cash distributed to the holders of Class C Units and (vi) will be allocated depreciation, amortization and cost recovery deductions as if the Class C Units were Common Units and 1% of certain allocations of net termination gain (other than from PropCo Items).
Pursuant to the terms described above, these distributions do not have an impact on the Partnership’s consolidated cash flows and as such, are excluded from total cash distributions and allocation of limited partners’ interest in net income. For the year ended December 31, 2016, Class C distributions declared totaled $57 million.
Incentive Distribution Rights
The following table illustrates the percentage allocations of available cash from operating surplus between our common unitholders and the holder of our IDRs based on the specified target distribution levels, after the payment of distributions to Class C unitholders. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of our IDR holder and the common unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “total quarterly distribution per unit target amount.” The percentage interests shown for our common unitholders and our IDR holder for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. Effective July 1, 2015, ETE exchanged 21 million ETP common units, owned by ETE, the owner of ETP’s general partner interest, for 100% of the general partner interest and all of the IDRs of Sunoco LP. ETP had previously owned our IDRs since September 2014, prior to that date the IDRs were owned by Susser.

		Marginal percentage interest in distributions
	Total quarterly distribution per Common unit target amount	Common Unitholders	Holder of IDRs
Minimum Quarterly Distribution	$0.4375	100%	—
First Target Distribution	Above $0.4375 up to $0.503125	100%	—
Second Target Distribution	Above $0.503125 up to $0.546875	85%	15%
Third Target Distribution	Above $0.546875 up to $0.656250	75%	25%
Thereafter	Above $0.656250	50%	50%

Cash Distributions
Our Partnership Agreement sets forth the calculation used to determine the amount and priority of cash distributions that the common unitholders receive.

Cash distributions paid were as follows:

	Limited Partners
Payment Date	Per Unit Distribution	Total Cash Distribution	Distribution to IDR Holders
	(in millions, except per unit amounts)
February 21, 2017	$0.8255	$81	$21
November 15, 2016	$0.8255	$79	$20
August 15, 2016	$0.8255	$79	$20
May 16, 2016	$0.8173	$78	$20
February 16, 2016	$0.8013	$70	$17
November 27, 2015	$0.7454	$47	$8
August 28, 2015	$0.6934	$29	$3
May 29, 2015	$0.6450	$23	$1
February 27, 2015	$0.6000	$21	$1
November 28, 2014	$0.5457	$19	$—
August 29, 2014	$0.5197	$11	$—
May 30, 2014	$0.5021	$11	$—
February 28, 2014	$0.4851	$11	$—

19.	Unit-Based Compensation
Unit-based compensation expense related to the Partnership included in our Consolidated Statements of Operations and Comprehensive Income was as follows (in millions):

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
Phantom common units (1)	$11	$7	$4	$1
Allocated expense from Parent (2)	2	1	1	4
Total unit-based compensation expense	$13	$8	$5	$5
____________________________________

(1)	Excludes unit-based compensation expense related to units issued to non-employees.

(2)	Reflects expenses allocated to us by Susser prior to the ETP Merger and expenses allocated to us by ETP subsequent to the closing of the ETP Merger.

Phantom Common Unit Awards
Concurrent with the ETP Merger, all unvested phantom units vested and compensation cost of $0.4 million was recognized.
Subsequent to the ETP Merger, phantom units were issued which have the right to receive distributions prior to vesting. During the years ended December 31, 2016 and December 31, 2015, 966,337 and 993,134 phantom units were issued, respectively. These units vest 60% after three years and 40% after five years. The fair value of these units is the market price of our common units on the grant date, and is amortized over the five-year vesting period using the straight-line method. Unrecognized compensation expenses related to our nonvested phantom units totaled $39 million as of December 31, 2016, which are expected to be recognized over a weighted average period of 4.3 years. The fair value of nonvested phantom units outstanding as of December 31, 2016 and 2015, totaled $69 million and $47 million, respectively.

Phantom unit award activity for the years ended December 31, 2016 and 2015 consisted of the following:

	Number of Phantom Common Units	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2014	241,235	$45.50
Granted	993,134	40.63
Forfeited	(87,321)	50.71
Outstanding at December 31, 2015	1,147,048	41.19
Granted	966,337	26.95
Vested	(1,240)	36.98
Forfeited	(98,511)	39.77
Outstanding at December 31, 2016	2,013,634	$34.43

Cash Awards
In January 2015, the Partnership granted 30,710 awards to be settled in cash under the terms of the Sunoco LP Long-Term Cash Restricted Unit Plan. An additional 1,000 awards were granted in September 2015. During the year ended December 31, 2016, 4,560 units were forfeited. These awards do not have the right to receive distributions prior to vesting. The awards vest 100% after three years. Unrecognized compensation cost related to our nonvested cash awards totaled $0.4 million as of December 31, 2016, which is expected to be recognized during 2017. The fair value of nonvested cash awards outstanding as of December 31, 2016 totaled $1 million.

20.	Segment Reporting
Segment information is prepared on the same basis that our Chief Operating Decision Maker (“CODM”) reviews financial information for operational decision-making purposes. We operate our business in two primary operating segments, wholesale and retail, both of which are included as reportable segments. No operating segments have been aggregated in identifying the two reportable segments. The Predecessor period was composed solely of wholesale activities and as such is excluded from presentation here.
We allocate shared revenues and costs to each segment based on the way our CODM measures segment performance. Partnership overhead costs, interest and other expenses not directly attributable to a reportable segment are allocated based on segment gross profit. Prior to 2015, these costs were allocated based on segment EBITDA.
We report EBITDA and Adjusted EBITDA by segment as a measure of segment performance. We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. We define Adjusted EBITDA to include adjustments for non-cash compensation expense, gains and losses on disposal of assets, unrealized gains and losses on commodity derivatives and inventory fair value adjustments.
Wholesale Segment
Our wholesale segment purchases motor fuel primarily from independent refiners and major oil companies and supplies it to our retail segment, to independently-operated dealer stations under long-term supply agreements, and to distributors and other consumers of motor fuel. Also included in the wholesale segment are motor fuel sales to consignment locations and sales and costs related to processing transmix. We distribute motor fuels across more than 30 states throughout the East Coast and Southeast regions of the United States from Maine to Florida and from Florida to New Mexico, as well as Hawaii. Sales of fuel from our wholesale segment to our retail segment are delivered at cost plus a profit margin. These amounts are reflected in intercompany eliminations of motor fuel revenue and motor fuel cost of sales. Also included in our wholesale segment is rental income from properties that we lease or sublease.
Retail Segment
Our retail segment primarily operates branded retail convenience stores across more than 20 states throughout the East Coast and Southeast regions of the United States with a significant presence in Texas, Pennsylvania, New York, Florida, and Hawaii. These stores offer motor fuel, merchandise, foodservice, and a variety of other services including car washes, lottery, automated teller machines, money orders, prepaid phone cards and wireless services. These operations located in the continental United States are included in discontinued operations in the following segment information. The remaining retail segment includes the Partnership's ethanol plant, credit card services, franchise royalties, and its retail operations in Hawaii.
The following tables present financial information by segment for the years ended December 31, 2016 and 2015, and the Successor period from September 1, 2014 through December 31, 2014.

Segment Financial Data for the Year Ended December 31, 2016

	Wholesale Segment	Retail Segment	Intercompany Eliminations	Totals
	(in millions)
Revenue
Retail motor fuel	$—	$137		$137
Wholesale motor fuel sales to third parties	7,812	—		7,812
Wholesale motor fuel sales to affiliates	62	—		62
Merchandise	—	67		67
Rental income	76	11		87
Other	45	86		131
Intersegment sales	365	133	(498)	—
Total revenue	8,360	434	(498)	8,296
Gross profit
Retail motor fuel	—	17		17
Wholesale motor fuel	596	—		596
Merchandise	—	20		20
Rental and other	110	94		204
Total gross profit	706	131		837
Total operating expenses	390	276		666
Operating income (loss)	316	(145)		171
Interest expense, net	59	101		160
Income (loss) from continuing operations before income taxes	257	(246)		11
Income tax expense (benefit)	5	(67)		(62)
Income (loss) from continuing operations	252	(179)		73
Income (loss) from discontinued operations, net of income taxes	—	(479)		(479)
Net income (loss) and comprehensive income (loss)	$252	$(658)		$(406)
Depreciation, amortization and accretion (1)	94	225		319
Interest expense, net (1)	59	130		189
Income tax expense (benefit) (1)	5	(36)		(31)
EBITDA	410	(339)		71
Non-cash compensation expense (1)	6	7		13
Loss (gain) on disposal of assets and impairment charges (1)	(3)	683		680
Unrealized gain on commodity derivatives (1)	5	—		5
Inventory fair value adjustments (1)	(98)	(6)		(104)
Adjusted EBITDA	$320	$345		$665
Capital expenditures (1)	$112	$327		$439
Total assets (1)	$3,201	$5,500		$8,701
________________________________________________

(1)	Includes amounts from discontinued operations.

Segment Financial Data for the Year Ended December 31, 2015

	Wholesale Segment	Retail Segment	Intercompany Eliminations	Totals
	(in millions)
Revenue
Retail motor fuel	$—	$152		$152
Wholesale motor fuel sales to third parties	10,104	—		10,104
Wholesale motor fuel sales to affiliates	20	—		20
Merchandise	—	56		56
Rental income	52	29		81
Other	28	97		125
Intersegment sales	259	124	(383)	—
Total revenue	10,463	458	(383)	10,538
Gross profit
Retail motor fuel	—	35		35
Wholesale motor fuel	384	—		384
Merchandise	—	16		16
Rental and other	74	127		201
Total gross profit	458	178		636
Total operating expenses	332	121		453
Operating income (loss)	126	57		183
Interest expense, net	54	12		66
Income (loss) from continuing operations before income taxes	72	45		117
Income tax expense (benefit)	4	—		4
Income (loss) from continuing operations	68	45		113
Income (loss) from discontinued operations, net of income taxes	—	81		81
Net income (loss) and comprehensive income (loss)	$68	$126		$194
Depreciation, amortization and accretion (1)	68	210		278
Interest expense, net (1)	55	33		88
Income tax expense (1)	4	48		52
EBITDA	195	417		612
Non-cash compensation expense (1)	4	4		8
Loss (gain) on disposal of assets (1)	1	(2)		(1)
Unrealized gain on commodity derivatives (1)	2	—		2
Inventory fair value adjustments (1)	78	20		98
Adjusted EBITDA	$280	$439		$719
Capital expenditures (1)	$65	$426		$491
Total assets (1)	$2,926	$5,916		$8,842
________________________________________________

(1)	Includes amounts from discontinued operations.

Segment Financial Data for the Successor Period from September 1, 2014 through December 31, 2014

	Wholesale Segment	Retail Segment	Intercompany Eliminations	Totals
	(in millions)
Revenue
Retail motor fuel	$—	$8		$8
Wholesale motor fuel sales to third parties	4,235	—		4,235
Wholesale motor fuel sales to affiliates	—	—		—
Merchandise	—	2		2
Rental income	15	10		25
Other	(2)	23		21
Intersegment sales	110	45	(155)	—
Total revenue	4,358	88	(155)	4,291
Gross profit
Retail motor fuel	—	3		3
Wholesale motor fuel	21	—		21
Merchandise	—	—		—
Rental and other	20	33		53
Total gross profit	41	36		77
Total operating expenses	104	34		138
Operating income (loss)	(63)	2		(61)
Interest expense, net	3	7		10
Income (loss) from continuing operations before income taxes	(66)	(5)		(71)
Income tax expense (benefit)	68	(20)		48
Income (loss) from continuing operations	(134)	15		(119)
Income (loss) from discontinued operations, net of income taxes	—	66		66
Net income (loss) and comprehensive income (loss)	$(134)	$81		$(53)
Depreciation, amortization and accretion (1)	25	61		86
Interest expense, net (1)	2	9		11
Income tax expense (1)	68	12		80
EBITDA	(39)	163		124
Non-cash compensation expense (1)	1	4		5
Gain on disposal of assets (1)	—	(1)		(1)
Unrealized gain on commodity derivatives (1)	(1)	—		(1)
Inventory fair value adjustments (1)	177	28		205
Adjusted EBITDA	$138	$194		$332
Capital expenditures (1)	$5	$149		$154
Total assets	$843	$7,930		$8,773
________________________________________________

(1)	Includes amounts from discontinued operations.

21.	Net Income per Unit
Net income per unit applicable to limited partners (including subordinated unitholders prior to the conversion of our subordinated units on November 30, 2015) is computed by dividing limited partners’ interest in net income by the weighted-average number of outstanding common and subordinated units. Our net income is allocated to limited partners in accordance with their respective partnership percentages, after giving effect to any priority income allocations for incentive distributions and distributions on employee unit awards. Earnings in excess of distributions are allocated to limited partners based on their respective ownership interests. Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of net income per unit.
In addition to the common and subordinated units, we identify the IDRs as participating securities and use the two-class method when calculating net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period. Diluted net income per unit includes the effects of potentially dilutive units on our common units, consisting of unvested phantom units. Basic and diluted net income per unit applicable to subordinated limited partners are the same as there were no potentially dilutive subordinated units outstanding.
A reconciliation of the numerators and denominators of the basic and diluted per unit computations is as follows:

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(dollars in millions, except units and per unit amounts)
Income (loss) from continuing operations	$73	$113	$(119)	$23
Less: Net income and comprehensive income attributable to noncontrolling interest	—	4	1	—
Less: Preacquisition income (loss) allocated to general partner	—	75	(80)	—
Income from continuing operations attributable to partners	73	34	(40)	23
Less:
Incentive distribution rights	81	30	1	—
MACS earnings prior to October 1, 2014	—	—	6	—
Distributions on nonvested phantom unit awards	5	2	—	—
Limited partners' interest in net income (loss) from continuing operations	$(13)	$2	$(47)	$23

Income (loss) from discontinued operations	$(479)	$81	$66	$—
Less: Preacquisition income (loss) allocated to general partner	—	28	(8)	—
Limited partners' interest in net income (loss) from discontinued operations	$(479)	$53	$74	$—
Weighted average limited partner units outstanding:
Common - basic	93,575,530	40,253,913	20,572,373	11,023,617
Common - equivalents	28,305	21,738	6,382	25,128
Common - diluted	93,603,835	40,275,651	20,578,755	11,048,745
Subordinated - (basic and diluted)	—	10,010,333	10,939,436	10,939,436
Income (loss) from continuing operations per limited partner unit:
Common - basic	$(0.14)	$0.07	$(1.50)	$1.02
Common - diluted	$(0.14)	$0.07	$(1.50)	$1.02
Subordinated - basic and diluted (1)	$—	$0.22	$(1.50)	$1.02
Income (loss) from discontinued operations per limited partner unit:
Common - basic	$(5.12)	$1.04	$2.35	$—
Common - diluted	$(5.12)	$1.04	$2.35	$—
Subordinated - basic and diluted (1)	$—	$1.18	$2.35	$—
___________________________

(1)
The subordination period ended on November 30, 2015, at which time outstanding subordinated units were converted to common units. Distributions and the partners' interest in net income were allocated to the subordinated units through November 30, 2015.

22.	Selected Quarterly Financial Data (unaudited)
The following table sets forth certain unaudited financial and operating data for each quarter during 2016 and 2015. The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown.

	2016				2015
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Motor fuel sales	$2,318	$2,092	$2,053	$1,548	$2,205	$2,707	$2,889	$2,475
Merchandise sales	17	17	17	16	15	14	14	13
Rental and other income	42	59	53	64	54	53	52	47
Total revenues	$2,377	$2,168	$2,123	$1,628	$2,274	$2,774	$2,955	$2,535

Motor fuel gross profit	$163	$137	$171	$142	$79	$80	$164	$96
Merchandise gross profit	6	4	5	5	5	4	4	3
Other gross profit	40	51	51	62	52	52	51	46
Total gross profit	$209	$192	$227	$209	$136	$136	$219	$145

Income (loss) from operations	$(75)	$55	$104	$87	$23	$16	$106	$38

Income from continuing operations	$(82)	$33	$57	$65	$(5)	$(44)	$131	$31
Income (loss) from discontinued operations	(503)	12	15	(3)	21	78	(37)	19
Net income (loss)	$(585)	$45	$72	$62	$16	$34	$94	$50

Net income (loss) attributable to partners	$(585)	$45	$72	$62	$7	$28	$35	$17

Income (loss) from continuing operations per limited partner unit:
Common (basic)	$(1.10)	$0.11	$0.38	$0.50	$(0.34)	$(0.63)	$1.87	$0.11
Common (diluted)	$(1.10)	$0.11	$0.38	$0.50	$(0.34)	$(0.63)	$1.87	$0.11
Subordinated (basic and diluted)	$—	$—	$—	$—	$(0.15)	$(1.11)	$1.87	$0.11

Income (loss) from discontinued operations per limited partner unit:
Common (basic)	$(5.22)	$0.13	$0.15	$(0.03)	$0.21	$0.93	$(1.00)	$0.33
Common (diluted)	$(5.22)	$0.13	$0.15	$(0.03)	$0.21	$0.93	$(1.00)	$0.33
Subordinated (basic and diluted)	$—	$—	$—	$—	$0.25	$1.63	$(1.00)	$0.33

23.	Subsequent Events
In connection with the ATM program, we have issued 355,750 common units from January 1, 2017 through February 13, 2017, with total net proceeds of $10 million. We intend to use the net proceeds from sales pursuant to the equity distribution agreement, after deducting Managers’ commissions and the Partnership’s offering expenses, for general partnership purposes, which may include repaying or refinancing all or a portion of our outstanding indebtedness and funding capital expenditures, acquisitions or working capital.